UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

DIODES INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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DIODES INCORPORATED

Notice of Annual Meeting of Stockholders

To Be Held May 27, 2014

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held at the Company’s executive offices, located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024, on Tuesday, May 27, 2014, at 10:00 a.m. (Central Time) for the following purposes:

1.	Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: C.H. Chen, Michael R. Giordano, L.P. Hsu, Keh-Shew Lu, Raymond Soong, John M. Stich and Michael K.C. Tsai.

2.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Only persons who were stockholders of record at the close of business on April 1, 2014 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and stockholders are encouraged to read it in its entirety.

We have elected to provide access to our proxy materials by notifying you of the availability of our proxy statement and our fiscal 2013 Annual Report to Stockholders over the Internet at www.proxyvote.com. Stockholders may also obtain a printed copy of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be first mailed to stockholders on or about April 17, 2014 or in the enclosed proxy statement.

As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors.

Whether or not you plan to attend the Meeting, YOUR VOTE IS IMPORTANT. Please follow the instructions enclosed to ensure that your shares are voted. If you attend the Meeting, you may revoke your proxy and vote your shares in person. You may revoke your proxy at any time prior to its exercise at the Meeting.

Dated at Plano, Texas, this 17th day of April, 2014.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,

Secretary

DIODES INCORPORATED

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

(972) 987-3900

PROXY STATEMENT

ANNUAL MEETING: MAY 27, 2014

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held on Tuesday, May 27, 2014, at the Company’s executive offices, located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024, at 10:00 a.m. (Central Time), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on April 1, 2014 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

Matters to be Considered at the Meeting:

The matters to be considered and voted upon at the Meeting will be:

1.	Election of Directors. To elect seven persons to the Board, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board’s nominees are: C.H. Chen, Michael R. Giordano, L.P. Hsu, Keh-Shew Lu, Raymond Soong, John M. Stich and Michael K.C. Tsai.

2.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations of the Board

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of executive compensation, and “FOR” the ratification of the appointment of Moss Adams LLP.

Important Changes to Voting Shares Held in “Street Name”

There have been important changes in how your shares held in street name by a brokerage firm may be voted in the election of directors or on executive compensation. Previously, if you were the beneficial owner of shares held in street name by a brokerage firm, bank, broker-dealer, or other similar organization, and you failed to instruct the organization as to how to vote such shares, the organization could, in its discretion, vote such shares in the election of directors or on executive compensation. Brokerage firms who are members of the New York Stock Exchange are no longer allowed to vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares. Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Stockholders will not receive printed copies of the proxy materials unless they request them. On or about April 17, 2014, a Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to our stockholders of record and beneficial owners.

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Meeting on the Internet;

•	Request a printed copy of the proxy materials; and

•	Instruct us to send future proxy materials to you by mail or electronically by email on an ongoing basis.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

The proxy materials include:

•	Notice of Annual Meeting of Stockholders;

•	This Proxy Statement; and

•	The 2013 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you request printed copies of the proxy materials by mail, these materials will also include a proxy card.

How to Vote

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

If you are a stockholder of record, you may attend the Meeting and vote in person. You will be provided with a ballot at the Meeting.

If you do not wish to attend the Meeting and vote in person, you may vote by proxy. There are three ways to vote by proxy. You may submit a proxy by telephone by calling (800) 690-6903 and following the instructions provided. You may submit a proxy over the Internet at www.proxyvote.com by following the instructions provided. If you request and receive a printed copy of the proxy materials by mail, you can submit a proxy by signing and dating the enclosed proxy card and either mailing it in the postage-paid envelope provided to the address stated on the proxy card or transmitting it by facsimile to the Inspector of Elections at 972-731-3510.

Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 26, 2014. If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy, the proxy will be voted “FOR” the election of the Board’s nominees, “FOR” the approval of executive compensation, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions they provided. If you wish to attend the Meeting and vote in person, you must obtain a proxy executed in your favor from the organization that holds your shares.

Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.

How to Change or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may change your vote by submitting a proxy over the Internet or telephone on a later date (only your last Internet or telephone proxy will be counted), or by filing a written revocation, or a duly executed proxy card bearing a later date, with the Company’s Secretary at the Meeting or at our offices located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 prior to the vote at the Meeting. You may also change your vote by attending the Meeting and voting in person. Attending the Meeting in person will not automatically revoke a previously granted proxy unless you vote at the Meeting or file a written revocation with the Company’s Secretary at or before the Meeting.

If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the brokerage firm, bank, broker-dealer or other organization holding your shares by following the instructions they provided or, if you obtained a proxy in your favor from that organization, by attending the Meeting and voting in person.

Meeting Admission

You are entitled to attend the Meeting only if you were a Company stockholder as of the Record Date, or hold a valid proxy for the Meeting, or are a guest invited by the Company. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the Meeting. If you are not a stockholder of record but hold shares in street name by a brokerage firm, bank, broker-dealer, or other similar organization, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date or similar evidence of ownership. Guests of the Company may be required to show proof of invitations prior to admittance into the Meeting. If you do not provide photo identification or do not comply with the other procedures outlined above, you may not be admitted to the Meeting.

Voting Rights

The authorized capital of the Company consists of (i) 70,000,000 shares of common stock, par value $0.66-2/3 per share (“Common Stock”), of which 46,728,209 shares were issued and outstanding on the Record Date and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), none of which were issued and outstanding on the Record Date. The Common Stock and the Preferred Stock are collectively referred to as the “Stock.”

A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.

Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the stockholders, except that in connection with the election of directors, each stockholder has the right to cumulate votes. Cumulative voting entitles a stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder, or to distribute such stockholder’s votes on the same principle among as many candidates and in such manner as the stockholder shall desire.

If you are a stockholder of record and wish to exercise cumulative voting rights, you must submit a proxy by mail or attend the Meeting and vote in person. Your proxy card or ballot must specify how you want to allocate your votes among the nominees. Telephone and Internet voting facilities do not accommodate cumulative voting. If you hold your shares in street name, contact your brokerage firm, bank, broker-dealer, or other similar organization for direction on how to exercise cumulative voting rights using their voting instruction card, or to request a legal proxy so that you can vote your shares directly. Discretionary authority to cumulate votes is hereby solicited by the Board. If you return a signed proxy card or submit voting instructions in writing without providing instructions about cumulative voting, or if you submit a proxy by telephone or via the Internet, you will confer on the designated proxy holders discretionary authority to exercise cumulative voting. If they elect to do so, they will be authorized, in their discretion, to cast your votes for some or all of the nominees in the manner recommended by the Board or otherwise in the discretion of the proxy holders. However, they will not cast any of your votes for a nominee as to whom you have instructed them on your proxy card, voting instruction card or otherwise to withhold a vote. If you do not wish to grant the proxy holders authority to cumulate your votes in the election of directors, you must explicitly state that objection on your proxy card or voting instruction card, as applicable.

In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, however, that the Board has adopted a policy requiring that in an uncontested election (such as the election held at this Annual Meeting), each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” See “Proposal One – Election of Directors” and “Corporate Governance – Director Resignation Policy.” Each proposal described in this proxy statement, other than the election of directors, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions and broker non-votes will have no effect with respect to the election of directors. With respect to all other proposals submitted to the stockholders, abstentions will be included in the number of votes present and entitled to vote on that proposal and, accordingly, will have the effect of a vote “AGAINST” the proposal. However, broker non-votes with respect to any other such proposal submitted to the stockholders will not be counted as shares present and entitled to vote on that proposal and, accordingly, will not have any effect with respect to the approval of that proposal (other than to reduce the number of affirmative votes required to approve the proposal). The vote with respect to executive compensation is not binding on the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will review the results of this vote and take it into consideration when making future decisions regarding executive compensation.

Of the shares of Common Stock outstanding on the Record Date, 8,365,778 (or approximately 17.9%) were held in the name of Lite-On Semiconductor Corporation. See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance – Certain Relationships and Related Transactions,” for additional information about Lite-On Semiconductor Corporation and its subsidiaries and affiliates (“LSC”). On the Record Date, an additional 1,968,459 shares (or approximately 4.2%) were owned by directors and executive officers of the Company. LSC and each of the directors and executive officers have informed the Company that they will vote “FOR” the election of the Board’s nominees named herein, “FOR” the approval of executive compensation, and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Organizations holding Common Stock in “street name” that are members of a stock exchange are required by the rules of the exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the stockholders. If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to “routine” matters, but not as to “non-routine” matters, without specific instructions from the beneficial owner. When an organization is unable to vote a client’s shares on a proposal, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct the organization that holds your shares as to how to vote such shares, that organization may, in its discretion, vote such Common Stock “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, but not with respect to the election of the nominees to the Board, the approval of the Company’s executive compensation, or any other non-routine matter submitted to the stockholders.

Procedures for Stockholder Nominations and Proposals

Under the Company’s Bylaws, any stockholder generally may submit proposals or nominate one or more persons for election as directors by following the procedures described in this proxy statement under “Proposals of Stockholders and Stockholder Nominations for 2015 Annual Meeting.” No notice of a stockholder proposal or nomination was timely received in connection with the Meeting.

Cost of Proxy Solicitation

This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with stockholders of record, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, email or in person to request that the proxies be furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The estimated cost for this proxy solicitation is approximately $60,000.

Other Business

As of the date of this proxy statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place, to solicit additional proxies in favor of the recommendation of the Board, the designated proxyholders will vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such nominee from serving in such position and to vote such proxy for such substitute nominee. Dr. Keh-Shew Lu and Richard D. White, the designated proxyholders (the “Proxyholders”), are members of the Company’s management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock (other than depositories).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Lite-On Semiconductor Corporation (“LSC”) 9F. No. 233-2, Pao-Chiao Road, Hsin-Tien, Taipei-hsien 23115, Taiwan, R.O.C.	8,365,778	(3)	17.9%
Brown Capital Management, LLC (“Brown Capital”) 1201 N. Calvert Street, Baltimore, Maryland 21202	4,919,256	(4)	10.5%
T. Rowe Price Associates, Inc. (“T. Rowe Price”) 100 E. Pratt Street, Baltimore, Maryland 21202	3,416,432	(5)	7.3%
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022	3,267,464	(6)	7.0%
Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) 2200 Ross Ave., 31st Floor, Dallas, Texas 75201	2,664,713	(7)	5.7%

(1)	The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.
(2)	Percent of Class is based on 46,728,209 shares outstanding as of the Record Date.
(3)	LSC is a public company listed on the Taiwan Stock Exchange Corporation and a member of the Lite-On Group of companies. See “Corporate Governance – Certain Relationships and Related Transactions” for a discussion of the relationship among LSC, the Company and certain directors and executive officers of the Company.
(4)	Based solely on information provided by Brown Capital in a Schedule 13G/A filed with the SEC on February 13, 2014 reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, Brown Capital has sole voting power with respect to 3,222,954 shares, has sole dispositive power with respect to 4,919,256 shares and has neither shared voting power nor shared dispositive power with respect to any shares.
(5)	Based solely on information provided by T. Rowe Price in a Schedule 13G/A filed with the SEC on February 12, 2014 reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, T. Rowe Price has sole voting power with respect to 512,750 shares, has sole dispositive power with respect to 3,416,432 shares and has neither shared voting power nor shared dispositive power with respect to any shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), T. Rowe Price is deemed to be a beneficial owner of the Company’s Common Stock as reported in the Schedule 13G/A; however, T. Rowe Price expressly disclaims that it is the actual beneficial owner of such Company’s Common Stock as report in the Schedule 13G/A.
(6)	Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 28, 2014, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 3,146,022 shares, has sole dispositive power with respect to 3,267,464 shares and has neither shared voting power nor shared dispositive power with respect to any shares.
(7)	Based solely on information provided by BHMS in a Schedule 13G filed with the SEC on February 12, 2014, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G, BHMS has sole voting power with respect to 1,391,993 shares, has sole dispositive power with respect to 2,664,713 shares, has shared voting power with respect to 1,272,720 shares and has no shared dispositive power with respect to any shares.

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each director and nominee of the Company, (ii) each Named Executive Officer (“NEO”) of the Company (as defined below), and (iii) all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2) (3)
Directors
Raymond Soong	635,812	(4)	1.4%
C.H. Chen	505,454	(4)	1.1%
Michael R. Giordano	97,506	(4)	*
L.P. Hsu	27,175	(4)	*
Keh-Shew Lu (5)	1,697,602	(4)(6)(9)	3.6%
John M. Stich	85,375	(4)(7)	*
Michael K.C. Tsai	11,175	(4)	*
Named Executive Officers
Richard D. White	215,035	(4)	*
Mark A. King	316,235	(4)	*
Joseph Liu	408,245	(4)	*
Francis Tang	111,926	(4)	*
Executive Officers Other Than Named Executive Officers	274,495		*
All directors and executive officers of the Company as a group (16 individuals including those named above)	4,386,035	(8)(9)	8.9%

*	Less than 1%.
(1)	The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.
(2)	Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (for example, if a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.
(3)	Percent of Class is based on 46,728,209 shares of the Common Stock of the Company outstanding as of the Record Date.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(4)	Includes the following shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by exercising stock options or the vesting of restricted stock units or restricted stock awards:

Named Individual	Shares
Raymond Soong	247,500
C.H. Chen	96,700
Michael R. Giordano	71,350
L.P. Hsu	3,600
Keh-Shew Lu	885,500
John M. Stich	39,600
Michael K.C. Tsai	3,600
Richard D. White	183,825
Mark A. King	302,100
Joseph Liu	268,051
Francis Tang	95,900

TOTAL	2,197,726

(5)	Dr. Lu is a member of the Board, the President and Chief Executive Officer of the Company, and a NEO.
(6)	Includes 105,000 shares of Common Stock held in the name of the Lu Family Revocable Trust, 33,550 shares of Common Stock held in the name of an UTMA (Custodial) Trust, and 476,783 shares held in the name of the Lu Grandchildren’s Trust. Dr. Lu is a co-trustee of the Lu Family Revocable Trust and the UTMA (Custodial) Trust. Dr. Lu has voting and investment authority over these shares.
(7)	Includes 7,312 shares of Common Stock held in the name of Stich Family Living Trust. Mr. Stich is a member of the Stich Family Living Trust and has voting and investment authority over these shares.
(8)	Includes 2,417,576 shares that all directors, nominees and executive officers of the Company have the right to acquire within sixty (60) days after the Record Date, by exercising stock options or restricted stock units or restricted stock awards, but excludes an additional 777,825 shares that all directors, nominees and executive officers of the Company will have the right to acquire upon the exercise of stock options or the vesting of restricted stock units or restricted stock awards, which may vest in installments more than sixty (60) days after the Record Date.
(9)	Excludes an aggregate of 600,000 shares of Common Stock in the form of restricted stock awards to be granted as long-term, performance incentives to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015. Each installment would vest only if the Company files with the SEC on Annual Report on Form 10-K for a fiscal year, which Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceed $1 billion (the “Net Sales Target”). As of the Record Date, no installment of these restricted stock awards have vested. For further discussion on the Net Sales Target, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.”

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. Currently, the Board has fixed the number of directors at seven. The Company’s Bylaws further provide for the election of each director at each annual meeting of stockholders.

The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All nominees are currently directors of the Company and have indicated their willingness to serve. Unless otherwise instructed, proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that any of the nominees should be unable or unwilling to serve as a director, proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The Company’s Corporate Governance Guidelines provides that a member of the Board will not be eligible to stand for re-election to the Board after attaining the age of 75 (“Board Member Age Requirement”). In 2014, the Board amended this requirement to permit the Board to waive the requirement for up to three years for any director.

The seven nominees who receive the highest number of affirmative votes will be elected. The Board has adopted a policy requiring that in an uncontested election (such as the election held at this Annual Meeting), each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” See “Corporate Governance – Director Resignation Policy.”

None of the nominees were selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are now, or in the past five years have been, held by any director in a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The following table sets forth certain biographical information concerning the nominees of the Company as of the Record Date:

Nominees	Age	Position with the Company	Director Since
Raymond Soong	72	Director and Chairman of the Board	1992
C.H. Chen	70	Director and Vice Chairman of the Board	2000
Michael R. Giordano	67	Director	1990
L.P. Hsu	74	Director	2007
Keh-Shew Lu	67	President, Chief Executive Officer, and Director	2001
John M. Stich	72	Director	2000
Michael K.C. Tsai	60	Director	2010

Raymond Soong         Director and Chairman of the Board

Chair, Compensation Committee

Chair, Governance and Stockholder Relations Committee

Member, Risk Oversight Committee

Mr. Soong was appointed the Chairman of the Board of the Company in 1992. Mr. Soong is also the Chairman of the Board of LSC, Lite-On Technology Corporation, Silitech Technology Corporation, Leotek Technology Corporation and Lite-On IT Corporation and a board member of Actron Technology Corporation, Logah Technology Corporation and Co-Tech Copper Foil Corporation, each of which is a member or an affiliate of the Lite-On Group. In 1975, after serving as a senior engineer for RCA Corporation and as a chief engineer for Texas Instruments, Taiwan Limited (“TI Taiwan”), Mr. Soong, together with several of his co-workers, founded Taiwan Lite-On Electronic Co. Ltd. (“Taiwan Lite-On”), a manufacturer of electronic components and subsystems. Mr. Soong is a graduate of, and received an Honorary Doctorate from, the National Taipei University of Technology’s Electronic Engineering Department and also received an Honorary Doctorate from National Chiao Tung University.

As Chairman of the Boards of LSC, Lite-On Technology Corporation, Silitech Technology Corporation, Leotek Technology Corporation and Lite-On IT Corporation and a board member of Actron Technology Corporation, Logah Technology Corporation and Co-Tech Copper Foil Corporation, Mr. Soong has significant board experience, which provides him valuable insight on Board management. With his background in the semiconductor industry as a senior engineer for RCA Corporation and as a chief engineer for TI Taiwan, Mr. Soong also brings extensive experience and knowledge of the semiconductor industry to the Board.

C.H. Chen         Director and Vice Chairman of the Board

Chair, Risk Oversight Committee

Mr. Chen was appointed the Company’s Vice Chairman of the Board in June 2005. Mr. Chen is also the Chairman of the Board of Co-Tech Copper Foil Corporation and On-Bright Electronic Inc., Vice Chairman of the Board of LSC, and a board member of Lite-On Technology Corporation, Dynacard Corporation, and Actron Technology Corporation, each of which is a member or an affiliate of the Lite-On Group. Mr. Chen is also a board member of Kwong Lung Enterprise Co. Mr. Chen served as the Company’s President and Chief Executive Officer from 2000 until 2005. From 1969 to 1990, Mr. Chen held various positions at Texas Instruments Incorporated (“TI”), most recently as the Vice President of TI Taiwan. In 1990, he left TI to found Dyna Image Corporation, which merged with LSC in 2000. Mr. Chen received his Bachelor of Science degree in Mechanical Engineering from National Taiwan University.

Mr. Chen has extensive experience in the semiconductor industry, particularly in Asia, including as a director of several Asian semiconductor companies. This experience provides the Board with a valuable perspective on the current and future trends and challenges in the semiconductor industry in Asia. As the Company’s former President and Chief Executive Officer, Mr. Chen’s understanding of the Company enables him to provide advice to the Board on matters concerning the operations of the Company.

Michael R. Giordano         Director

Chair, Audit Committee (Financial Expert)

Mr. Giordano, CIMA, joined the private-banking firm of UBS Financial Services, Inc. as Senior Vice President-Investment Consulting when UBS AG acquired PaineWebber, Inc. in 2000. PaineWebber, Inc. had acquired his previous employer, Kidder Peabody and Co., Inc., by whom he was employed since 1979. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano also served as Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it, and, from 2001 to 2003, served as a board member of Professional Business Bank, a publicly traded corporation. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his Bachelor’s degree in Aerospace Engineering from California State Polytechnic University and his Master’s degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also completed post-graduate work in International Investments at Babson College and is certified by the Investment Management Consultants Association. He is also certified by the John E. Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance.

Mr. Giordano is an experienced leader who has worked in the financial sector for more than 35 years and possesses the skills necessary to lead the Company’s Audit Committee. As Senior Vice President-Investment Consulting with UBS Financial Services, Inc. since 1979, he has advised numerous public and private, profit and non-profit organizations in investments and finance. Mr. Giordano’s experience provides the Board with knowledge in financial and accounting matters.

L.P. Hsu         Director

Member, Audit Committee

Member, Compensation Committee

Mr. Hsu has been Chairman of Philips Taiwan Quality Foundation since 2002 and a board member of Winbond Electronics Corporation since 1999. He also currently serves as a consultant to Lite-On Technology Corporation and a supervisor member of Nuvoton Technology Corporation. Previously, he served as a board member of Vanguard International Semiconductor Corporation from 2003 to 2012, a board member of ZyXEL Communications Corporation from 2006 to 2009, a board member of Lite-On Technology Corporation from 2004 to 2006, the Supervisor of the Board at Delta Electronics from 2000 to 2003, a board member of Taiwan Semiconductor Manufacturing Company Ltd. from 1991 to 2000, and the Vice Chairman and board member at HannStar Display from 1998 to 2000. He also served as the Chief Executive Officer of HannStar Display in 2001 and the Executive Vice President of Philips Taiwan Limited from 1989 to 1998. Since 1998, Mr. Hsu has been an Esteemed Chair Lecturer and Adjunct Professor at the College of Management at National Chiao-Tung University in Taiwan, where he served as Associate Professor from 1971 to 1972. Mr. Hsu completed the International Executive Program at International Institute for Management Development (IMD) and the Advanced Management Program at Harvard Business School and holds a Bachelor’s degree in Physics from National Cheng Kung University in Taiwan.

Having served as a senior executive at several technology companies, including as Chief Executive Officer of HannStar Display and Executive Vice President of Philips Taiwan Limited, Mr. Hsu has the experience to offer valuable insight to the Board on operational issues. Through his past and present services as a board member of several technology companies, including Taiwan Semiconductor Manufacturing Company Ltd., Lite-On Technology Corporation, Winbond Electronics Corporation, Vanguard International Semiconductor Corporation, ZyXEL Communications Corporation and HannStar Display, Mr. Hsu also has an understanding of the role of the Board in properly governing the Company. Having a background in teaching business management at the National Chiao-Tung University in Taiwan, Mr. Hsu provides the Board with knowledge of business management concepts and techniques.

Keh-Shew Lu         Director, President and Chief Executive Officer

Member, Risk Oversight Committee

Dr. Lu was appointed President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. Dr. Lu is also a board member of Lite-On Technology Corporation and Nuvoton Technology Corporation, two publicly held companies. Dr. Lu is the founding Chairman of the Asia American Citizen’s Council and a board member of the Texas Tech Foundation. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice President and General Manager of Worldwide Mixed-Signal and Logic Products of TI. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI’s worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 to 1997 where he supervised all of TI activities in Asia, excluding Japan. Dr. Lu holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan, and a Master’s degree and a Doctorate in Electrical Engineering from Texas Tech University.

Having worked in the semiconductor industry for more than 40 years and, particularly, having served in various managerial and senior executive capacities at TI, Dr. Lu possesses a wealth of semiconductor management experience. Dr. Lu also is knowledgeable in the role and function of the Board as a result of serving for many years as a board member of several public and private companies.

John M. Stich         Director

Member, Audit Committee

Member, Governance and Stockholder Relations Committee

Mr. Stich serves as the Honorary Consul-General of Japan in Dallas, a position to which he was appointed by the Ministry of Foreign Affairs in 2004. He also serves numerous non-profit organizations, including as a board member of the Japan America Society of Dallas/Fort Worth, a director of Numismatics International, a member of the Consular Corps of Dallas/Fort Worth, and a member of the Dallas-Sendai Friendship City Committee. Mr. Stich served as a board member of Spansion, Inc., a flash memory company, and as the chairman of the audit committee, a member of the nominating and corporate governance committee and a member of the compensation committee of that company from 2006 to 2010. From 2000 to 2006, he was the President and Chief Executive Officer of The Asian Network, a consulting business that helped high-technology companies establish and expand their business in Asia. Prior to this position, Mr. Stich was the Chief Marketing Officer for TI in Japan from 1994 to 1999, and Vice President of Semiconductors for TI Asia from 1991 to 1994. Mr. Stich joined TI in 1964 and has served in various management positions, including 24 years leading TI’s Asian business growth while living in Taipei, Hong Kong and Tokyo. Mr. Stich received his Bachelor’s degree in Electrical Engineering from Marquette University.

With decades of managerial experience at TI in the semiconductor industry, Mr. Stich brings to the Board demonstrated management skills at senior levels. His position as the President and Chief Executive Officer of The Asian Network and his position as the Chief Marketing Officer for TI in Japan and Vice President of Semiconductors for TI Asia give Mr. Stich insight into marketing and product management of semiconductor products in Asia. He has served on the Board and the Audit Committee of the Company for the past 13 years. In addition, with service as chairman of the audit committee, as well as a member of both the nominating and corporate governance committee and the compensation committee at Spansion Inc., Mr. Stich possesses experience in accounting principles, financial reporting rules and regulations, corporate governance and director and executive compensation.

Michael K.C. Tsai         Director

Member, Compensation Committee

Member, Governance and Stockholder Relations Committee

Mr. Tsai has been the Chairman of the Board of Maxchip Electronics Corp. since 2008 and the Chairman of the Board of Zentel Electronics Corp. since 2010. He has been a director of Powerchip Semiconductor Corp. since 1994 and served as its Vice Chairman from 2003 to 2012. Mr. Tsai was the Chairman of the Board of uPI Semiconductor Corp. from 2007 to 2011 and the Chairman of the Board and the Chief Executive Officer of Elitegroup Computer Systems, Inc. from 1991 to 1994 From 1990 to 1994, he served as a board member and an investor representative of Tailink Venture Corp. He was the President and Chief Executive Officer of Esprit Systems, Inc. from 1989 to 1990. He held numerous executive positions in sales, marketing, planning and general management with the Acer Group from 1978 to 1988. Mr. Tsai began his career as an electronic design engineer with Tatung Corp. in 1977. Mr. Tsai received his Bachelor’s degree in Control Engineering and Computer Science from National Chiao-Tung University in Taiwan in 1975.

Mr. Tsai’s decades of experience serving on the boards of numerous technology and semiconductor companies, and holding various management positions in companies in the technology and semiconductor industry, provide an insightful view of the semiconductor industry to the Board. Mr. Tsai also brings a range of boardroom experience and corporate governance knowledge to further strengthen the operation of the Board.

See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance – Certain Relationships and Related Transactions” for a discussion of the relationships among Actron Technology Corporation, Co-Tech Copper Foil Corporation, Dynacard Corporation, Logah Technology Corporation, Lite-On Technology Corporation, Lite-On IT Corporation, LSC, On-Bright Electronic Inc., and the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES TO THE BOARD SET FORTH ABOVE.

CORPORATE GOVERNANCE

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Stockholder Relations Committee and the Risk Oversight Committee (the “Committees”). Each Committee consists of two or more directors who serve at the discretion of the Board. The Board usually makes Committee and Committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each Committee is as follows:

Directors	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee	Risk Oversight Committee
Raymond Soong (1)		Chair	Chair	Member
C. H. Chen (1)				Chair
Michael R. Giordano (1)	Chair (2)
L.P. Hsu (1)	Member	Member
Keh-Shew Lu				Member
John M. Stich (1)	Member		Member
Michael K.C. Tsai (1)		Member	Member

(1)	Independent director (as determined by the Board under the rules of The NASDAQ Stock Market LLC (“Nasdaq”) and, in the case of members of the Audit Committee, the rules of the SEC).
(2)	Qualifies as “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.

Director Independence. The Board has determined that six of the seven current directors are “independent directors” as shown in the above table, and as the term “independent director” is defined under the rules of Nasdaq. The Board also has determined that each member of its Audit Committee, Compensation Committee and Governance and Stockholder Relations Committee meets the applicable independence requirements prescribed by Nasdaq and the SEC.

Audit Committee. The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of the non-audit services, which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of this Proxy Statement describes in more detail the Audit Committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.

The Board has determined that each member of the Audit Committee is “independent,” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements. The Board also has determined that Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee. The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee also administers the 2013 Equity Incentive Plan, 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”), the Company’s 401(k) profit sharing plan (the “401(k) Plan”) and the Company’s non-qualified deferred compensation plan. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined under the rules of Nasdaq.

Governance and Stockholder Relations Committee. The principal purposes of the Governance and Stockholder Relations Committee (the “Governance Committee”) are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the nominees for the next annual meeting of stockholders. The Board has determined that each member of the Governance Committee is “independent” as that term is defined under the rules of Nasdaq.

Risk Oversight Committee. The Risk Oversight Committee assists the Board in overseeing the Company’s risk management process by (i) overseeing the Company’s efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks. The Risk Oversight Committee’s assistance provides a reasonable assurance that processes are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company’s strategic objectives.

Charters of the Committees. All four Committees operate pursuant to written charters, current copies of which are available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

Meetings of the Board and Committees

The following table represents the number of meetings and actions taken by written consent of the Board and the Committees in 2013:

	Meetings Held	Action by Written Consent
Board	5	4
Audit Committee	7	1
Compensation Committee	4	2
Governance Committee	2	2
Risk Oversight Committee	4	1

Each person who was a director of the Company or a member of a Committee was present for at least 75% of the meetings of the Board and all such Committees held during 2013.

It is the policy of the Company to require Board members to attend the annual meetings of stockholders, if practicable. With the exception of Mr. Soong, each director attended the 2013 annual meeting of stockholders.

Board Leadership Structure

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with the Chief Executive Officer and members of the Board. The Chairman of the Board also has the responsibility, in conjunction with the Chief Executive Officer, to establish effective communications with the Company’s stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. The Vice Chairman of the Board has the responsibility to assist the Chairman of the Board in fulfilling these responsibilities.

Although the Board has no policy requiring the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position is currently held by a different person. Since the early 1990s, the Board has chosen to separate these positions because the Board believes that each position is meant to oversee different tasks. The Chairman of the Board should devote his time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently.

Nominating Procedures and Criteria and Board Diversity

Among its functions, the Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the Governance Committee, the Governance Committee considers candidates for director suggested by stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2015 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the Governance Committee’s nominees receive.

Essential criteria for all candidates considered by the Governance Committee include the following:

•	integrity and a commitment to ethical behavior;

•	personal maturity and leadership skills in industry, education, the professions, or government;

•	independence of thought and willingness to deal directly with difficult issues;

•	fulfillment of the broadest definition of diversity, seeking diversity of thought; and

•	broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Governance Committee evaluates additional criteria, including the following:

•	renowned technologist with scientific accomplishment in engineering, chemistry, solid state physics or electronics;

•	senior management experience and expertise, especially from leadership roles in semiconductor, information technology or electronics corporations;

•	financial or accounting expertise, generally and as necessary to fulfill the financial requirements of the SEC and Nasdaq regulations;

•	leadership experience in other industries to help the Company better understand the care-abouts in key, targeted industries; and

•	experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board, the Governance Committee evaluates the general and relevant specialized criteria set forth above prior to commencement of the recruitment process, determines whether a nominee fulfills the independent requirements of the SEC and Nasdaq, evaluates recommendations received from other existing members of the Board, reviews the education of the nominee, evaluates the quality of experience and achievement of the nominee, reviews the nominee’s current or past membership on other companies’ boards, determines that the nominee has the ability and the willingness to spend the necessary time required to function effectively as a director (except in extraordinary circumstances, no director shall serve on the board of more than four other public companies), and determines that the nominee has a genuine interest in representing the stockholders and the interests of the Company overall.

If the Governance Committee is evaluating a nominee for re-election, the Governance Committee will review the nominee’s performance, including the following: availability for and attendance at meetings, contribution to Board processes such as information gathering and decision making, accessibility for communications with other directors and management, participation in Committee activities, depth of knowledge of the Company and its industry, the Company’s performance during the nominee’s previous term, in light of the role played by the Board and the nominee in guiding management, and any specialized expertise or experience that has contributed or may contribute to the functioning of the Board or the success of the Company.

The Governance Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company’s employees, customers and suppliers.

The Governance Committee, as well as the full Board, has recommended the Board’s nominees for election at the Meeting. Stockholders have not proposed any candidates for election at the Meeting.

Director Resignation Policy

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who receives a greater number of votes “WITHHELD” from his election than votes “FOR” his election, will tender his resignation for consideration by the Board. Subject to certain conditions, the Governance Committee will meet to consider the tendered resignation and make recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation.

                The Board will consider and act upon the Governance Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

Communications with Directors

You may communicate with the chair of our Audit Committee, our Compensation Committee, our Governance Committee or our Risk Oversight Committee, or with our independent directors individually or as a group, by writing to any such person or group c/o Richard D. White, Secretary, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including, but not limited to, the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, provided that any communication that is not distributed will be made available to any independent director upon request.

Communications that include information that would be better addressed by the Company’s ethics and compliance hotline, supervised by the Audit Committee at (866) 913-2994, will be delivered to the Audit Committee.

Corporate Policies

Hedging Policy

In 2013, the Board amended the Company’s insider trading policy to prohibit all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock.

No executive officers or directors of the Company currently are parties to a hedge with respect to any shares of Common Stock of the Company held by them.

Pledging Policy

In 2013, the Board adopted an amendment to the Company’s insider trading policy to prohibit executive officers and directors from pledging the Company’s securities. Acquiring shares on margin also is prohibited.

No executive officers and directors of the Company currently are parties to a pledge of any shares of the Common Stock of the Company.

Stock Ownership Policy

Stock Ownership Policy for Directors. In 2014, the Board revised its stock ownership policy previously adopted in 2007 for non-employee directors in order to further align the interests of our directors with the long-term interests of our stockholders. The stock ownership policy provides that all non-employee directors are required to acquire (and thereafter throughout the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer received by them as directors within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment or initial election.

All of the directors are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

Stock Ownership Policy for Executive Officers. In 2013, the Board adopted a stock ownership policy for certain of our executive officers in order to further align the interests of our key executive officers with the long-term interests of our stockholders. The stock ownership policy provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
Chief Executive Officer of the Company	6 times annual base salary (excluding bonus)
Senior Vice President or Vice President	2 times annual base salary (excluding bonus)

All of the executive officers are currently or are expected to be in compliance with our stock ownership policy in accordance to the time frame requirements.

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director was determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” to obtain the minimum number of shares of Common Stock. Blackout Period is (i) a period starting on the first day of the third month (March 1, June 1, September 1, December 1) in each calendar quarter and ending two business days after earnings for that calendar quarter have been publicly released (trading can begin on the third day after announcement); and (ii) any other period of significant corporate activity designated from time to time by the Company.

Stock Retention Policy

In 2013, the Board adopted a policy on stock retention for executive officers and directors of the Company. In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option shall retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.

New Policies Adopted in 2014

Clawback Policy

In 2014, the Board adopted a policy regarding recoupment of executive compensation for executive officers of the Company (“Clawback Policy”). In the event the Company is required to restate any interim or annual financial statement filed with the SEC to correct an accounting error due to the material noncompliance of the Company, as a result of misconduct (as defined), with any financial reporting requirement under the federal securities laws, the Board, or any committee of independent directors (as defined in Nasdaq Rule 4200(a)(15)) appointed by the Board (“Independent Committee”), shall review each performance based award (as defined) paid or granted to or exercised by each covered person (as defined) during the covered period (as defined).

If the Board or the Independent Committee shall determine, in its sole discretion, that (1) a covered person has committed misconduct and (2) the payment, grant, amount, value or vesting during the covered period of any performance based award would have been different had it been determined, in whole or in part, based on the achievement of the financial results as subsequently restated, then the Board or such Independent Committee may take such actions as it deems appropriate, to recoup any portion of any such performance based award that would not have been awarded to the covered person had the financial results been properly reported.

The Company shall not take any action more than three years after the end of the covered period.

A copy of each abovementioned corporate policy is contained in our Corporate Governance Guidelines, which is available on the Company’s website, www.diodes.com, in the “Investors – Corporate Governance” section.

Executive Officers of the Company

None of the executive officers was selected pursuant to any arrangement or understanding, other than that with the executive officers of the Company acting within their capacity as such. Executive officers serve at the discretion of the Board. The following table sets forth certain biographical information concerning the Company’s executive officers as of the Record Date:

Name	Age	Position with the Company
Keh-Shew Lu (1) (2)	67	President, Chief Executive Officer and Director
Richard D. White(1)	66	Chief Financial Officer, Secretary and Treasurer
Mark A. King (1)	55	Senior Vice President, Sales and Marketing
Joseph Liu (1)	71	Senior Vice President, Operations
Hans Rohrer	65	Senior Vice President, Business Development
Clemente Beltran	44	Vice President, Corporate Supply Chain/Planning, Outsourcing and Quality
Chieh Chang	61	Vice President, Senior General Manager, Worldwide Analog Products
Julie Holland	52	Vice President, General Manager, Worldwide Analog Products
Edmund Tang	66	Vice President, Corporate Administration
Francis Tang (1)	59	Vice President, Worldwide Discrete Products

(1)	These five executive officers are the Company’s NEOs. See “Compensation Discussion and Analysis – Introduction.”
(2)	See “Proposal One—Election of Directors” for biographical information regarding Dr. Keh-Shew Lu.

Richard D. White         Chief Financial Officer, Secretary and Treasurer

Mr. White was appointed the Company’s Chief Financial Officer in May 2009. From 2006 to 2009, he served as Senior Vice President, Finance. Mr. White has 33 years of senior level finance experience, including 25 years at TI, where he served as Vice President of Finance and Production Planning for MOS memory, Controller for TI’s Asia Pacific Division in Singapore, and various other financial positions in the United States, France and Germany. From 1999 to 2005, he served as the Chief Financial Officer for Optisoft, Inc., and from 2005 to 2006, he served as a Partner of Tatum, LLC. Mr. White, a licensed certified public accountant, holds a Bachelor’s degree in Electrical Engineering from Oklahoma State University and an MBA from the University of Michigan.

Mark A. King         Senior Vice President, Sales and Marketing

Mr. King was appointed to his current position in 2005. He previously served as the Company’s Vice President, Sales and Marketing from 1998 to 2005 and Vice President, Sales from 1991 to 1998. Prior to joining the Company, Mr. King served for nine years in various sales management positions at Taiwan Lite-On. Mr. King holds a Bachelor’s degree in Business Administration from the University of Arizona.

Joseph Liu         Senior Vice President, Operations

Mr. Liu was appointed to his current position in 2000. He previously served as the Company’s Vice President, Far East Operations from 1998 to 2000, Vice President, Operations from 1994 to 1998, Chief Financial Officer, Secretary and Treasurer from 1990 to 1998 and Vice President, Administration from 1990 to 1994. Prior to joining the Company, Mr. Liu held various management positions with TI Taiwan since 1970, including Planning Manager, Financial Planning Manager, Treasury Manager, Cost Accounting Manager and General Accounting Manager, including a one-year assignment in TI Dallas from 1979 to 1980. He was the Controller of TI Asia in Singapore and Hong Kong from 1981 to 1986, Financial Planning Manager of TI Latin America Division (for TI Argentina, TI Brazil and TI Mexico) in Dallas from 1986 to 1989 and Chief Coordinator of Strategic Business Systems for TI Asia Pacific Division in Dallas from 1989 to 1990. Mr. Liu holds an Executive MBA from Pepperdine University.

Hans Rohrer         Senior Vice President, Business Development

Mr. Rohrer was appointed to his current position in 2008. He previously served as the Chief Executive Officer of Zetex plc from 2006 until it was acquired by the Company in June 2008. He began his career in research and development at Diehl Data Systems before working at TI from 1976 to 1980, where he held a variety of engineering and marketing positions. From 1980 to 1998, Mr. Rohrer held several senior managerial positions at National Semiconductor Corporation (“NSM”) and led NSM’s European organization from 1990 to 1998 as vice president and general manager. From 1998 to 2002, Mr. Rohrer served as President of Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) – Europe. Mr. Rohrer was the President and Chief Executive Officer of Acuid Corporation from 2002 until joining Zetex plc in 2006. Mr. Rohrer holds a Master’s degree in Electronics from Aalen University and received further business and management education from Stanford University and INSEAD.

Clemente “Clay” Beltran         Vice President, Corporate Supply Chain/Planning, Outsourcing and Quality

Mr. Beltran was appointed to his current position in December 2011. Prior to joining the Company, he served as Vice President of Business Development in 2011 for Semtech Corporation after serving as its Vice President of Worldwide Operations from 2006 to 2010. Prior to Semtech, Mr. Beltran served as Director of Worldwide Operations Planning and Backend Operations for Intersil Corporation from 2002 to 2006. He served as Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits from 1999 until that company was acquired by Intersil in 2002. He holds a Bachelor’s degree in Mathematics from UCLA, as well as an MBA from Pepperdine University.

Chieh Chang         Vice President, Senior General Manager, Worldwide Analog Products

Mr. Chang was appointed to his current position in March 2013 upon the Company’s acquisition of BCD Semiconductor Manufacturing Limited. Mr. Chang was one of the founders of BCD and served as BCD’s Chief Executive Officer from 2008 to March 2013 and as a Board member from 2001 to March 2013. From 2004 to 2008, Mr. Chang served on the board of directors of Genesis Microchip Inc., a publicly traded semiconductor company acquired by ST Microelectronics NV. From 2000 to 2003, he was the Chief Executive Officer of Programmable Microelectronics Corporation (subsequently Chingis Technology Corporation), a fabless semiconductor design company acquired by Integrated Silicon Solution, Inc. From 1992 to 1996, he was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Since September 1995, Mr. Chang has served on the board of directors of Oplink Communications, Inc. Mr. Chang received a Bachelor’s degree in Electrical Engineering from National Taiwan University and an Master’s degree in Electrical Engineering from the University of California, Los Angeles.

Julie Holland         Vice President, General Manager, Worldwide Analog Products

Ms. Holland joined the Company in 2008. She previously spent over 20 years at TI where she held several key management roles, last serving as director and general manager of the Connectivity Solutions business unit prior to her departure in 2007. Her responsibilities included leading business and technical teams in the United States, Asia and Japan in the development, production and marketing of multiple analog and interface product lines. Prior to joining the Connectivity Solutions business unit, Ms. Holland served at TI as Director, Worldwide Bus Solutions from 2000 to 2001 and as Director, Computer Peripheral and Control Products from 1997 to 1999. She earned her Bachelor’s degree in Physics and Mathematics at Northwestern University and her Master’s degree in Engineering Management at Southern Methodist University. She is an alumna of Leadership America and Leadership Texas, and was named a Fellow of the International Women’s Forum Leadership Foundation.

Edmund Tang         Vice President, Corporate Administration

Mr. Tang was appointed to his current position in 2006. He has 31 years of managerial and engineering experience, including 25 years at TI, where he last served as its Vice President and global memory quality manager of the world-wide MOS memory operation from 1997 to 2001, and prior to that he was TI’s Vice President and General Manager of Asia memory operations. From 2002 to 2006, Mr. Tang served as the Asia President of FSI International Inc. (“FSI”), a global supplier of wafer cleaning and processing technology, responsible for FSI’s business in Taiwan, Singapore, South Korea, and China. Mr. Tang holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering from Southern Methodist University.

Francis Tang         Vice President, Worldwide Discrete Products

Mr. Tang was appointed to his current position in 2006. He previously served as the Company’s Global Product Manager since 2005. From 2002 until joining the Company, Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by NSM for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a Master’s degree in Electrical Engineering from University of Missouri – Rolla.

Compensation of Directors

The following table sets forth the compensation paid to each director, who is not a NEO, for service in 2013:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1)(2) (c)	Option Awards ($) (1)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Raymond Soong	80,000	502,025	—	—	—	—	582,025
C.H. Chen	80,000	343,245	—	—	—	—	423,245
Michael R. Giordano	100,000	100,405	—	—	—	—	200,405
L.P. Hsu	90,000	100,405	—	—	—	—	190,405
John M. Stich	90,000	100,405	—	—	—	—	190,405
Michael K.C. Tsai	80,000	100,405	—	—	—	—	180,405

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each director has actually realized a financial benefit from the awards. The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for stock awards include restricted stock units (“RSUs”) and are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2014, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All stock and option awards vest in four equal annual installments.
(2)	Under the Company’s 2013 director compensation plan, each non-employee director listed in the table above was granted an award of 4,300 RSUs on June 6, 2013, except Mr. Raymond Soong, Chairman of the Board, and Mr. C.H. Chen, Vice Chairman of the Board, who were granted awards of 21,500 and 14,700 RSUs, respectively, on June 6, 2013. Each of these awards to the Company’s non-employee directors, except Mr. Soong and Mr. Chen, had a grant date fair value of $100,405. Awards to Mr. Soong and Mr. Chen had grant date fair values of $502,025 and $343,245, respectively.

The following table shows the aggregate number of shares underlying outstanding restricted stock units and outstanding stock options held by non-employee directors as of December 31, 2013:

Name	Restricted Stock Units (#)	Stock Options (#)
Raymond Soong	55,625	229,500
C.H. Chen	38,050	84,375
Michael R. Giordano	11,125	67,750
L.P. Hsu	11,125	—
John M. Stich	11,125	36,000
Michael K.C. Tsai	11,125	—

Since 2007, each non-employee director of the Company has received a quarterly retainer of $20,000, the Chairman of the Audit Committee has received an additional $5,000 quarterly retainer, and each other member of the Audit Committee has received an additional $2,500 quarterly retainer.

In addition, the following amounts of RSUs, which vest in four equal annual installments commencing on the first anniversary of the date of grant, were granted in 2013 to each non-employee director:

•	Chairman of the Board: 21,500 shares;

•	Vice Chairman: 14,700 shares; and

•	All other directors: 4,300 shares.

The Board may modify such compensation in the future.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee consisted of three directors: Raymond Soong (Chairman), L.P. Hsu, and Michael K.C. Tsai. During 2013, no executive officer of the Company served on the compensation committee (or equivalent) of the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Report of the Audit Committee

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee comprised of three of the Company’s directors, Michael R. Giordano (Chairman), L.P. Hsu and John M. Stich. Each member of the Audit Committee meets the independence and experience requirements of Nasdaq and the independence requirements of the SEC. Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2013; and

•	obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards generally accepted in the United States and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:

•	discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 (“Communications with Audit Committees”); and

•	received and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board as currently in effect (“Independence Discussions with Audit Committees”), and reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2013 was compatible with their independence.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held seven (7) meetings during fiscal 2013, and took action by written consent on one (1) occasion.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s auditors are independent. Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Dated: April 9, 2014	THE AUDIT COMMITTEE

Michael R. Giordano, Chairman
L.P. Hsu
John M. Stich

Code of Ethics

The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions of the Company. The Code of Ethics is available on the Company’s website at www.diodes.com in the “Investors – Corporate Governance” section. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on the Company’s website within four business days following the date of such amendment or waiver.

Certain Relationships and Related Person Transactions

Policy Regarding Related Person Transactions

The Audit Committee has adopted a written policy (the “Policy”) to review any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The Policy requires the following:

•	the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•	the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•	before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•	the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

From time to time, the Audit Committee also will review any transaction it deems significant to the Company, including, but not limited to, transactions with Keylink International (B.V.I.) Inc. and its subsidiaries and affiliates (“Keylink”), Chengdu Ya Guang Electronic Engineering Factory and its subsidiaries and affiliates (“Ya Guang”), and Zetex (Chengdu) Electronic Company Limited and its subsidiaries and affiliates (“ZCEL”). Keylink is the Company’s 5% joint venture partner in the Company’s Shanghai, China manufacturing facilities; Ya Guang is the Company’s 5% joint venture partner in the Company’s Chengdu, China manufacturing facilities, and ZCEL, also located in Chengdu, China with manufacturing facilities, is 33% owned by an indirect subsidiary of the Company.

Relationships and Transactions

The Audit Committee reviews all related party transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related party transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.

We conduct business with a related party company, LSC. LSC is our largest stockholder, owning approximately 18% of the Company’s outstanding Common Stock as of December 31, 2013, and is a member of the Lite-On Group of companies. C.H. Chen, our former President and Chief Executive Officer and current Vice Chairman of our Board, is also Vice Chairman of LSC and Lite-On Technology Corporation. Mr. Chen is also the Vice Chairman of Dynacard Corporation, the Chairman of Co-Tech Copper Foil Corporation, the Chairman of On-Bright Electronic Inc., and a board member of Actron Technology Corporation, each of which is a member or an affiliate of the Lite-On Group. In addition, Raymond Soong, the Chairman of our Board, is the Chairman of LSC and is also the Chairman of Lite-On IT Corporation and Lite-On Technology Corporation, a significant shareholder of LSC. Mr. Soong also serves on the board of Actron Technology Corporation, Logah Technology Corporation and Co-Tech Copper Foil Corporation, each of which is a member or affiliate of the Lite-On Group. Dr. Keh-Shew Lu, our President and Chief Executive Officer and a member of our Board, is a board member of Lite-On Technology Corporation. L.P. Hsu, a member of our Board since May 2007, serves as a consultant to Lite-On Technology Corporation and was previously a board member of Lite-On Technology Corporation. The Company considers its relationship with LSC to be mutually beneficial, and the Company plans to continue its strategic alliance with LSC.

We sold products to LSC totaling 1% of our net sales for the years ended December 31, 2013, 2012 and 2011. Also for the years ended December 31, 2013, 2012 and 2011, 2%, 3% and 5%, respectively, of our net sales were from semiconductor products purchased from LSC for subsequent sale, making LSC our largest supplier. We also rented warehouse space in Hong Kong, the lease term of which ended March 2011 from a member of the Lite-On Group.

We sell products to, and purchase inventory from, companies owned by Keylink. We sold products to companies owned by Keylink, totaling 1%, 3% and 2% of net sales for the years ended December 31, 2013, 2012 and 2011, respectively. Also for the years ended December 31, 2013, 2012 and 2011, 1% of our net sales were from semiconductor products purchased from companies owned by Keylink. In addition, our subsidiaries in China lease our Shanghai manufacturing facilities from, and subcontract a portion of their manufacturing process (metal plating and environmental services) to, Keylink. We also pay a consulting fee to Keylink. The aggregate amounts for these services for the years ended December 31, 2013, 2012 and 2011 were $17 million, $16 million and $17 million, respectively.

Prior to the Company obtaining a controlling financial interest in Eris Technology Corporation (“Eris”), it treated Eris as a related party due to significant, but noncontrolling, equity investment. The Company subcontracts to Eris some of its wafers for assembly and test and also purchases finished goods not sourced from the Company’s wafers. With respect to assembly and test fees and the finished goods purchases, the Company paid Eris approximately $10 million and $16 million for the years ended December 31, 2012 and 2011, respectively. On August 31, 2012, the Company obtained approximately 51% of the outstanding common stock of Eris and consolidated Eris beginning September 1, 2012.

See “Risk Factors – One of our largest external supplier is also a related party. The loss of this supplier could harm our business, results of operations and financial condition.” in Part I, Item 1A, and Note 14 of “Related Party Transactions” and Note 17 of “Business Combination” of the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2014 for additional information.

Notwithstanding such relationships and transactions, the Board has determined that each of Messrs. Chen, Hsu and Soong is independent under the rules of Nasdaq and the SEC.

Mr. Kevin Chou, the son-in-law of Dr. Keh-Shew Lu, the Company’s President, Chief Executive Officer and a member of the Board, has been employed by the Company as a Senior Financial Analyst since August 2009. For 2013, Mr. Chou’s total cash compensation was $122,730, and his total equity compensation was 1,200 restricted stock units, which vest in four equal annual installments.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.

Specific due dates for these reports have been established by the SEC, and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed by the Company’s directors and executive officers with the SEC during the most recent fiscal year ended December 31, 2013, all reports required to be filed in 2013 were filed timely except for the late filing of a Form 4 by Mr. Beltran on August 12, 2013 for a stock award granted on July 1, 2013.

PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION

At the Meeting, the stockholders are being asked to approve the compensation of the NEOs as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure below in “Executive Compensation.”

At the Company’s 2013 annual meeting of the stockholders, the Company’s stockholders voted in favor of providing stockholders an advisory vote on the approval of the compensation of the Company’s NEOs on an annual basis.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. See “Compensation Discussion and Analysis” and “Executive Compensation” for information about our executive compensation programs, including information about the fiscal 2013 compensation of the NEOs.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Executive Compensation.”

Approval of the compensation paid to the NEOs, as disclosed below pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting.

This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION.”

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the Company’s compensation objectives and philosophy, as well as how and why compensation decisions were made in 2013 for each person who served as the Company’s principal executive officer or principal financial officer during 2013 and the Company’s three other most highly compensated executive officers (collectively, the “NEOs”). This section also explains how the compensation of NEOs is aligned with the interests of the Company’s stockholders and places in perspective the executive compensation information contained in the tables that appear under the caption “Executive Compensation.”

The Company has ten executive officers. The Company has a complex structure with manufacturing entities in Asia, the United States, Germany and the United Kingdom, sales offices in the United States, Europe and throughout Asia and design centers in the United States, Europe, Taiwan and China. We hold our executives responsible for the Company’s performance and for a strong culture of ethical behavior.

For 2013, our NEOs were:

•	Dr. Keh-Shew Lu, President and Chief Executive Officer and a member of the Board;

•	Richard D. White, Chief Financial Officer, Secretary and Treasurer;

•	Mark A. King, Senior Vice President of Sales and Marketing;

•	Joseph Liu, Senior Vice President of Operations; and

•	Francis Tang, Vice President of Worldwide Discrete Products.

To assist stockholders in finding important information, this CD&A is organized as follows:

Executive Summary

Our 2013 performance

The Company’s primary performance objectives are:

•	to consistently achieve above-market profitable growth; and

•	to attain $1 billion in annual revenue with model gross margin.

In fiscal 2013, the Company achieved significant progress in realizing these objectives:

•	Negotiating and closing a five-year, $300 million revolving senior credit facility.

•	Completing the purchase of BCD Semiconductor Manufacturing Limited (“BCD”).

•	Initiating the integration of BCD into the Company’s business operations.

•	2013 net sales grew 30.5% from the prior year.

•	In the last decade (from 2003 to 2013), net sales grew at a compound average growth rate (“CAGR”) of 19.7% while our served available market (“SAM”) grew at a CAGR of approximately 4%.

•	2013 gross margin improved to 28.8% from 25.5% in 2012.

•	Excluding BCD purchase price adjustments, 2013 non-GAAP, adjusted gross margin was 29.5%.[1]

•	In 2013, the Company completed its 23rd consecutive year of profitability with GAAP earnings per share of $0.56 per diluted share.

•	Non-GAAP adjusted earnings per share were $1.05 per diluted share.[1]

•	The Company’s GAAP performance compared to its Peer Group (as defined below) is as follows:

(in millions, except percentages)	2013 Company Performance	2013 Relative Performance *
Revenue	$826.8	Above median
Revenue growth	30.5%	Above median
Operating income	$42.3	Above median
Operating income as percentage of revenue	5.1%	Above median
Net income	$26.5	Above median
Net income as percentage of revenue	3.2%	Below median

*	Relative to other semiconductor companies in the Peer Group as described in “Compensation Discussion and Analysis – Summary of Compensation Approach – Selection of Comparator Peer Group.”

[1]	For a reconciliation of GAAP gross margin to non-GAAP, adjusted gross margin, and GAAP earnings per share to non-GAAP adjusted earnings per share, please see “Item 2.02. Results of Operations and Financial Condition,” on Current Report on Form 8-K filed on February 18, 2014.

Stock Price Performance

	At December 31,			CAGR	Growth Rate
	2008	2012	2013	2008-2013	2012-2013
Diodes Incorporated	$6.06	$17.35	$23.56	31%	36%
NASDAQ Industrial Index	$1191.06	$2595.44	$3715.19	26%	43%
PHLX Semiconductor Index	$212.17	$384.06	$535.03	20%	39%

•	Diodes’ stock price per share was $23.56 at December 31, 2013 up 36% from 2012 versus a 39% increase for the PHLX Semiconductor Index and 43% for the NASDAQ Industrical Index.

•	Diodes’ stock price per share grew at a CAGR of 31% from 2008 through 2013, compared to the PHLX Semiconductor increase of 20% and the NASDAQ Industrial Index increase of 26%.

•	When compared to our Peer Group, both Diodes’ stock price per share CAGR and 2012 to 2013 increase were signficantly above the Peer Group’s median increase of 16% and 23%, respectively.

2013 CEO Compensation

Base Salary. Dr. Lu’s base salary was set at $527,000 on June 1, 2013 which was approximately 87% of the median (50th percentile) of base salaries paid to executive officers with comparable duties by similarly sized companies in the semiconductor industry. This salary was based on the Company’s relative performance versus its Peer Group and the progress made by the Company in meeting its strategic objectives. This amount was consistent with the Compensation Committee’s philosophy discussed below.

Annual Bonus. Dr. Lu’s annual bonus for 2013 was $760,000, an increase of approximately 25% from 2012, determined by taking into account the growth of the semiconductor industry compared to the Company’s growth in 2013, the completion of the acquisition of BCD during the first quarter of 2013, the completion of a five-year, $300 million senior credit facility and meeting the Company’s and Dr. Lu’s 2013 performance objectives.

Long-Term Incentive (“LTI”) Opportunity. Dr. Lu’s aggregate LTI award opportunity for 2013 was $2,898,400, which was based upon three elements: first, the Company’s compensation philosophy that the total compensation of an executive officer, the aggregate of all cash and equity awards, should be competitive with the median (50th percentile) of the total compensation paid to executive officers with comparable duties by similarly sized companies in the semiconductor industry; second, the Company’s overall performance in 2013; and third, that the Company had achieved 22 consecutive years of profitability, its revenue CAGR for the last ten years had outperformed that of its competitors in its semiconductor SAM, and its stock price had increased in mid-May 2013, when stock awards were approved, to $24.20 from $17.35 at December 31, 2012, an increase of approximately 39%.

Total Compensation. Dr. Lu’s total compensation for 2013 of $4,197,865 was 83% higher than 2012 when taking into account the reduction in the number of Dr. Lu’s outstanding options effected in 2013 (for further information concerning this options reduction, see Part 1, Items 3 of “Legal Proceedings” in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2014). Excluding the $1,021,440 impact of this options reduction on Dr. Lu’s compensation for 2012, Dr. Lu’s 2013 total compensation increased 26% from 2012. Since 2008, Dr. Lu’s total compensation has increased at a 7% CAGR, while the Company’s stock price per share has improved from $6.06 at December 31, 2008 to $23.56, a 31% CAGR. See the following details for Dr. Lu’s total compensation trend.

	2008	2012	2013	2012 to 2013	CAGR-2008 to 2013
Total compensation prior to options reduction	$2,983,409	$3,319,755	$4,197,865	26%	7%
Less value of options reduction	$—	$(1,021,440)	$—
Net compensation after options reduction	$2,983,409	$2,298,315	$4,197,865	83%	7%

Our Compensation Program Incorporates Best Practices

Best Practices in Our Compensation Program

✓	Pay for performance
✓	Active stockholder engagement program
✓	Market-based approach for determining NEO target pay
✓	LTI based on relative total shareholder return and value-driving financial metrics
✓	Caps on annual incentives and LTI
✓	Perquisites limited to those that are business-related
✓	Severance provisions at or below market
✓	Clawback policy on all variable pay
✓	Double trigger provisions for change in control limited severance benefits
✓	Consideration by Compensation Committee of stockholder dilution and burn rate in equity grant decisions
✓	Stock ownership requirements
✓	Percentage of equity grant retention requirements
✓	Annual comparator group review
✓	Updated compensation survey by independent consultant at least every three years
✓	Plan design and administration used to minimize incentives for imprudent risk taking
✓	Independent compensation consultant reports directly to the Compensation Committee

Practices We Do Not Engage In or Allow

X	No option backdating
X	No cash out of underwater stock options
X	No repricing of stock options
X	No hedging or pledging of company stock by directors, officers, or other employees
X	No golden parachute excise tax gross up in connection with a change in control
X	No enhanced retirement formula or inclusion of LTI in pensions
X	No enhanced death benefits for executives

Stockholder Engagement

At the Company’s 2013 Annual Meeting, the Company provided stockholders a non-binding advisory vote to approve the Company’s executive compensation for 2012. Institutional Shareholder Services Inc. (“ISS”), a proxy advisory firm, recommended a vote “FOR” approval of the Company’s executive compensation for 2012. The stockholders approved the NEOs’ compensation for 2012 by a vote of approximately 73% (computed without regard to abstentions and broker non-votes).

Since the 2013 Annual Meeting, the Company’s management has discussed its executive compensation with outside groups, including ISS and California Public Employees’ Retirement System (CalPERS). Based on those discussions, the Compensation Committee and the Board made the following addition to the Company’s executive compensation program:

•	Adopted a policy regarding recoupment of executive compensation of the Company (see “Corporate Governance – New Policies Adopted in 2014 – Clawback Policy”).

Summary of Compensation Approach

How the Company’s Compensation Program Operates

Annual Evaluation Procedures. The Compensation Committee determines the compensation for all the executive officers, including the NEOs. The Compensation Committee meets in an executive session at the beginning of each fiscal year to (i) evaluate the performance of the NEOs and all other executive officers during the prior fiscal year; (ii) determine their final annual bonuses, if any, for the prior fiscal year; (iii) establish overall performance goals and objectives, if any, for the current fiscal year; and (iv) establish the formula for determining the total executive bonus pool for the current fiscal year. The Compensation Committee meets again in executive session mid-year to (i) set the NEOs’ and all other executive officers’ base salaries for the next 12 months; and (ii) consider and approve any equity incentive compensation. At the end of each fiscal year, the Compensation Committee (i) reviews the formula established at the beginning of the fiscal year for determining the total executive bonus pool for that fiscal year and makes any appropriate changes to such formula; and (ii) determines the preliminary annual bonuses, if any, for all executive officers for the current fiscal year. The Compensation Committee may meet from time to time during the year to assess the adequacy of the Company’s compensation for all executive officers. For a discussion of the criteria used by the Compensation Committee to evaluate the performance of NEOs in 2013, see “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made.”

Management’s Role in Determining Executive Compensation. The Compensation Committee discusses with, and takes into consideration the recommendations of, the Chief Executive Officer concerning the annual evaluation of the NEOs and other executive officers, except for matters related to the Chief Executive Officer’s own evaluation and compensation. The Compensation Committee also periodically receives reports and recommendations from outside compensation consultants. The Chief Executive Officer has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives, and recommends salary levels, bonuses and incentive awards of the executive officers and the NEOs, other than himself.

Compensation Consultant. The Compensation Committee’s charter enables the Compensation Committee to retain or obtain the advice of a compensation consultant, legal counsel or other adviser (“Compensation Adviser”) to assist in the evaluation of the NEOs’ and all other executives officers’ compensation, and provides the Compensation Committee with the sole authority to approve the Compensation Adviser’s fees and other retention terms. In the first quarter of fiscal 2012, Radford, an Aon Hewitt company (“Radford”), was engaged to provide consulting services on executive compensation, assist in reviewing a list of comparable companies for the Peer Group (as defined below), provide information on market trends and review competitive levels of pay for executive and outside director compensation compared to the Compensation Committee’s approved Peer Group (the “Survey”).

The Compensation Committee intends to update the Survey at least every three years with the assistance of Radford or another independent consulting firm. The Compensation Committee’s reason for updating the Survey at least every three years as opposed to every year is that the Compensation Committee does not believe that the executive compensation benchmark or the comparable companies are likely to have significant changes every one or two years. The Compensation Committee plans to continue to focus on reviewing trends within the Company’s industry and to update the Survey in 2014, including retaining a Compensation Adviser to review the alignment between the Company’s executive compensation and the Company’s performance.

Compensation Consultant’s Independence and Conflict of Interest. In accordance with its charter, the Compensation Committee may, at its sole discretion, retain or obtain the advice of a Compensation Adviser and shall be directly responsible for the appointment, compensation and oversight of the work of any Compensation Adviser retained by the Compensation Committee. The Company shall provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to a Compensation Adviser retained by the Compensation Committee. Furthermore, the Compensation Committee may select, or receive advice from a Compensation Adviser, other than in-house legal counsel, only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the Compensation Adviser; (ii) the amount of fees received from the Company by the person that employs the Compensation Adviser, as a percentage of the total revenue of the person that employs the Compensation Adviser; (iii) the policies and procedures of the person that employs the Compensation Adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Compensation Adviser with a member of the Compensation Committee; (v) any stock of the Company owned by the Compensation Adviser; and (vi) any business or personal relationship of the Compensation Adviser or the person employing the Compensation Adviser with an executive officer of the Company.

To avoid conflicts of interest, Radford was retained directly by the Compensation Committee. Radford has provided compensation survey data to the Company’s Human Resources department for review.

As noted previously, in 2012, Radford provided support to the Compensation Committee, including consulting services on executive compensation, detailed review of executive compensation, selection of the Peer Group, preparation of the Survey, and review of outside director compensation versus market practices. The Company paid approximately $35,000 in professional fees to Radford for Radford’s services as a Compensation Adviser to the Compensation Committee, which includes both the executive and director compensation work. The Company also participated in Radford’s survey database for industry-based global compensation and benefit information (broad-based survey data including executive positions) with fees of $18,450 in 2012 and $22,340 in 2013. Radford’s parent company also performed services totaling $6,000 in the area of risk services for the Company. Based on the consideration of the various factors as set forth in the rules promulgated by the SEC, the Compensation Committee does not believe that its relationship with Radford and the work of Radford on behalf of the Compensation Committee or the Company’s Human Resources department has raised any conflict of interest.

Selection of Comparator Peer Group

The Compensation Committee reviews data concerning the pay practices among semiconductor companies of similar size to the Company. Although this data provides the Compensation Committee with a general frame of reference, the Compensation Committee does not target the compensation of any NEO or other executive officer at a specific percentile of the compensation paid by comparable companies. The Compensation Committee referred to the Survey prepared by Radford when the Compensation Committee reviewed and approved executive compensation for 2013.

Radford selected the companies for the Survey (the “Peer Group”) based on revenues, market capitalization and overall position in the semiconductor or similar technology industry. The Peer Group was composed of semiconductor companies or similar technology companies with annual revenue ranging from $300 million to $1.5 billion and market capitalization ranging from $500 million to $3.5 billion and with whom the Company competes for executive talent (the “Peer Group Criteria”). Radford also provided the executive compensation data of four additional companies that did not fit within the Peer Group Criteria but are aspirational peers of the Company. These four companies were Texas Instruments Incorporated, ON Semiconductor Corporation, Microchip Technology Incorporated and Skyworks Solutions, Inc. Radford, however, did not include these four aspirational peers in the Survey’s analysis.

The Survey compared the compensation paid to the following eight executive officers of the Company with those occupying similar positions in the 24 companies in the Peer Group: Chief Executive Officer; Chief Financial Officer; Senior Vice President, Operations; Senior Vice President, Sales and Marketing; Vice President, Corporate Supply Chain/Planning, Outsourcing and Quality; Vice President, Corporate Administration; Vice President, Worldwide Discrete Products; and Vice President, Worldwide Analog Products. Hans Rohrer, our Senior Vice President, Business Development, and Chieh Chang, our Vice President, Senior General Manager, Worldwide Analog Products, were not included in the Survey.

The Peer Group consists of the following:

Alpha and Omega Semiconductor Limited	Cirrus Logic, Inc.	Cree, Inc.
Cypress Semiconductor Corporation	Fairchild Semiconductor International, Inc.	Finisar Corporation
Infinera Corporation	Integrated Device Technology, Inc.	International Rectifier Corporation
Intersil Corporation	IPG Photonics Corporation	IXYS Corporation
Lattice Semiconductor Corporation	Linear Technology Corporation	Micrel, Incorporated
Microsemi Corporation	OmniVision Technologies, Inc.	PMC-Sierra, Inc.
Power Integrations, Inc.	RF Micro Devices, Inc.	Semtech Corporation
Silicon Laboratories Inc.	Standard Microsystems Corporation*	TriQuint Semiconductor, Inc.

*	Acquired by Microchip Technology Inc. in the third quarter of 2012.

Based on job descriptions provided by the Company, the Survey compared the base salary, target incentive, target total cash, long-term incentive, and total direct compensation of each of the Company’s selected executive officers in 2011 to the amounts paid for the most comparable position by the Peer Group based on Radford’s Industry Q1 2012 Trend Report without taking into consideration the performance, experience, tenure or job criticality for each of the executive officers of the Company. The Survey placed a compensation premium of 20% on the Company’s Vice President, Corporate Administration and 15% on the Company’s Vice President, Corporate Supply Chain/Planning, Outsourcing and Quality, to reflect the additional responsibilities of these positions within the Company relative to the Peer Group.

In the Survey, base salary is the annual salary that each of the Company’s executive officers received from the Company in 2011, and target incentive is the annual bonus that each of the Company’s executive officers received from the Company in 2011. The target total cash is defined as the sum of base salary plus target incentive. Long-term incentive is defined as the sum of the Black-

Scholes-Merton value of the stock options plus the face value of RSUs and RSAs granted in 2011. Dr. Lu’s long-term, performance incentives of 600,000 shares of restricted stock, which are part of his employment agreement with the Company and subject to certain performance criteria, were not included in the Survey’s comparison of the long-term incentives provided by the Company with those of the Peer Group. As of the Record Date, none of these restricted stock awards to Dr. Lu have vested. Total direct compensation is defined as the sum of target total cash plus long-term incentive. For further discussion of the performance criteria of Dr. Lu’s long-term, performance incentives of 600,000 shares of restricted stock, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.”

The Survey showed that:

•	base salary for the Company’s executive officers was on average below the 25th percentile of the Peer Group;

•	target incentive for the Company’s executive officers was on average above the 75th percentile of the Peer Group;

•	target total cash for the Company’s executive officers was on average at the 50th percentile of the Peer Group;

•	long-term incentive value for the Company’s executive officers was on average at the 75th percentile of the Peer Group;

•	total direct compensation for the Company’s executive officers was on average between the 50th percentile and 75th percentile of the Peer Group; and

•	pay mix is weighted more towards variable, at-risk, cash bonuses and less on base salary compared to typical market practices.

The Survey shows that the equity portion of the Company’s executive compensation (as reflected in the incentive data) was significantly higher than the Peer Group while the cash portion of the Company’s executive compensation (as reflected in the base salary) was lower than the Peer Group. Moreover from the Survey results, the Compensation Committee concluded that the divergence between the executive officers’ cash compensation and the equity compensation had progressed to a level that would deviate from the Company’s compensation objectives and philosophy. The Compensation Committee, therefore, in 2013 adjusted the percentage of the total compensation of the cash and equity awards for the executive officers of the Company, other than Dr. Lu, by increasing each executive officer’s cash compensation and decreasing equity compensation.

Our Compensation Objectives and Philosophy

The objective of the Company’s compensation program is to promote the continued profitability and growth of the Company for the benefit of its stockholders. The Company seeks to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. The executive compensation consists primarily of base salaries, cash bonuses, equity awards and benefits. The Compensation Committee determines the Company’s compensation philosophy and the form of the compensation and benefits for NEOs and all other executive officers. The Compensation Committee operates under a written charter approved by the Board. A copy of the charter is available at www.diodes.com in the “Investors – Corporate Governance” section.

In support of this compensation philosophy, the Company generally believes that:

•	The total compensation of NEOs and all other executive officers should be competitive (i.e., in approximately the 50th percentile) with the total compensation paid by other companies of similar size to their executive officers with comparable duties in the semiconductor industry;

•	Base salaries should only be a portion of the total compensation and should be around the median (50th percentile) base salaries paid by such other similarly sized companies; and

•	Cash bonuses and equity awards should be used to motivate NEOs and all other executive officers to consistently achieve above-market profitable growth, to achieve specific strategic and performance objectives established by the Board and to align the NEOs’ and all other executive officers’ interests with those of the Company’s stockholders, without promoting excessive risk-taking.

The following policies and procedures reinforce the Company’s compensation objectives and philosophy:

Compensation Risk Assessment. The Company has conducted an annual compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of Nasdaq.

Limited Change-in-Control Benefits. We provide limited change-in-control severance benefits to Company’s executive officers and do not provide any related tax gross-ups.

Long-Term Equity Awards. In 2013, the Compensation Committee continued its use of time-based RSUs, restricted stock awards (“RSAs”) and stock options as a significant portion of long-term equity incentive compensation. The Compensation Committee believes that time-based RSUs, RSAs and stock options are appropriate equity vehicles for the Company’s executive officers because such awards align the executive officers’ interests with the interests of stockholders by providing value only if pre-established time-based vesting requirements are satisfied and tie the NEOs’ compensation to the performance of the Company’s stock price.

Variable Compensation. In 2013, the Compensation Committee adjusted the proportion of the cash and equity components of the total direct compensation of the NEOs (other than Dr. Lu) by increasing the amount of each NEO’s cash compensation and decreasing equity compensation. The Compensation Committee, however, continued its practice of awarding the majority of total direct compensation to the NEOs in the form of variable compensation. Variable compensation is tied to progress towards and the achievement of financial and strategic goals, including stock price appreciation, and incorporates elements such as annual incentive bonuses, stock options, RSAs and RSUs. Fixed compensation includes elements such as annual base salaries and benefits and perquisites of the NEOs.

For 2013, the fixed compensation and variable compensation mix of the Chief Executive Officer and NEOs, other than the Chief Executive Officer, is shown in the following chart. For a summary of the fixed compensation and variable compensation for each NEO, please see “Executive Compensation – Summary Compensation Table.”

*	Average data for the NEOs other than Dr. Lu.

In 2009, the Company and Dr. Lu entered into an employment agreement, which provides for a portion of his compensation to be in the form of restricted stock awards that would only vest upon the Company achieving $1 billion in net sales for a fiscal year, provided Dr. Lu is then employed by the Company. As of the Record Date, none of these restricted stock awards have vested. For further details on this employment agreement, including the specified amount of net sales that needs to be achieved for vesting, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.”

Clawback Policy. In 2014, the Board adopted a policy regarding recoupment of executive compensation of the Company. For further details regarding this policy, see “Corporate Governance – New Policies Adopted in 2014 – Clawback Policy.”

Hedging Policy. In 2013, the Board amended the Company’s insider trading policy to prohibit all officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities. For further details regarding the hedging policy, see “Corporate Governance – Corporate Policies – Hedging Policy.”

Pledging Policy. In 2013, the Board adopted an amendment to the Company’s insider trading policy to prohibit executive officers and directors from the pledging the Company’s securities. For further details regarding the pledging policy, see “Corporate Governance – Corporate Policies – Pledging Policy.”

Stock Ownership Policy. In 2013, the Board revised its stock ownership policy previously adopted in 2007 for non-employee directors and adopted a stock ownership policy for certain of our executive officers in order to further align the interests of our key executive officers and directors with the long-term interests of our stockholders. For further details regarding the stock ownership policy, see “Corporate Governance – Corporate Policies – Stock Ownership Policy.”

Stock Retention Policy. In 2013, the Board adopted a policy on stock retention for executive officers and directors. This stock retention policy applies to all stock options awarded to executive officers or directors. For further details regarding the stock retention policy, see “Corporate Governance – Corporate Policies – Stock Retention Policy.”

2013 Named Executive Officer Compensation

Total Compensation for our NEOs. Our NEOs’ total compensation for 2013 of $8,088,730 was up approximately 37% from 2012 with a significant portion of that percentage increase resulting from the reduction for the 2012 fiscal year of Dr. Lu’s options, described above. Excluding Dr. Lu’s total compensation, our other NEO’s total compensation of $3,890,865 was up 8.5% from 2012.

Elements of Executive Compensation. During 2013, the Company’s compensation for NEOs and other executive officers consisted of the components listed in the table below, which provides a brief description of the principal elements of compensation, how performance is factored into each element of compensation, and the primary objectives served by each element of compensation. Each of these elements is discussed in more detail in “How and Why Executive Compensation Decisions Were Made” below.

Principal Elements of Executive Compensation
Element	Description	Performance Considerations	Primary Objectives
Base Salary	• Fixed cash payment with annual adjustment	• Based on workload, level of responsibilities, experience and individual performance	• Attract and retain talent • Recognize career experience and individual performance • Provide basic compensation

Bonus	• Discretionary cash incentive (1)	• Based on workload, level of responsibilities and contributions to the achievement of the Company’s performance such as the Company’s revenue and net income growth compared to market growth	• Attract and retain talent • Promote and reward contributions to the Company’s performance

Equity Awards (2)	• Stock options • RSAs • RSUs

•   Value of stock options and RSUs directly linked with long-term performance of the Company’s stock price

•   Value of RSAs directly linked with the performance of the Company’s stock price reflecting achievement of the Company’s financial and strategic goals

• Attract and retain talent • Align interests of the executive officers with stockholder interests

Additional Benefits and Perquisites

•   Automobile allowance

•   Deferred compensation plan

•   Health, dental, vision, life, accidental death and dismemberment, business travel accident, and long-term and short-term disability insurance

•   Retirement plans

•   Employee assistance program

• Not applicable

•   Provide reasonable security to allow executive officers to perform at their best

•   Provide competitive benefits and perquisites to executive officers

•   Promote health and well being of executive officers

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(1)	The Compensation Committee reviews and establishes the executive bonus pool criteria at the beginning of each fiscal year. In 2013, the aggregate amount of the executive bonus pool was based on a calculation, which compares the Company’s revenue growth to growth in the Company’s SAM and the Company’s actual profitability to the Company’s calculated profitability based on a profit fall-through factor. No bonus shall be paid out of the executive bonus pool if the Company’s actual performance in revenue and net income growth, as determined under the executive bonus pool calculation, is less than 80% of the prior year’s performance.
(2)	Equity awards may be made pursuant to the Company’s 2013 Equity Incentive Plan. See “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – 2013 Equity Incentive Plan” and “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – 2001 Omnibus Equity Incentive Plan” for further details.

The Compensation Committee favors compensating the Company’s executive officers in the form of bonuses and equity awards rather than in the form of base salaries so as to more closely align the interests of the executive officers with the interests of stockholders. The Compensation Committee does not allocate between cash and non-cash compensation and between short-term and long-term compensation based on specific percentages. Instead, the Compensation Committee believes that the total compensation package for each executive officer of the Company should be generally in-line with the prevailing market.

The following table shows all compensation elements as percentages of total compensation for each NEO for 2013 and 2012:

Name	Title	Year	Base Salary (%)	Bonus (%)	Equity Awards (1) (%)	Additional Benefits and Perquisites (%)	Total (%)
Keh-Shew Lu	President and Chief Executive Officer	2013 2012	11.5 18.1	18.1 26.5	69.1 53.9	1.3 1.5	100 100
Richard D. White	Chief Financial Officer, Secretary and Treasurer	2013 2012	24.3 20.1	22.3 19.1	50.6 57.9	2.8 2.8	100 100
Mark A. King	Senior Vice President, Sales and Marketing	2013 2012	28.4 24.2	16.5 14.1	51.5 58.4	3.5 3.4	100 100
Joseph Liu	Senior Vice President, Operations	2013 2012	33.7 34.5	22.4 22.9	41.6 40.0	2.3 2.5	100 100
Francis Tang	Vice President, Worldwide Discrete Products	2013 2012	29.0 26.3	25.4 23.0	42.8 47.9	2.9 2.9	100 100

(1)	These percentages reflect portions of each NEO’s total compensation based on the grant date fair value of these equity awards and do not reflect whether each NEO has actually realized a financial benefit from these equity awards. The value of the equity awards is calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the percentages shown above as the portion of a NEO’s total compensation attributable to equity awards, exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs and RSAs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2014, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

How and Why Executive Compensation Decisions Were Made. When making individual compensation decisions for NEOs, the Compensation Committee takes many factors into account, including the executive officer’s experience, responsibilities, management abilities and job performance, the performance of the Company as a whole, current market conditions and pay levels for similar positions at comparable companies. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

For fiscal 2013, the major factors that influenced the Committee’s executive compensation decisions for NEOs were:

•	The challenges faced by the global economy and the semiconductor industry in 2013;

•	The Company’s 2013 financial performance;

•	The Company’s achievement of strategic objectives; and

•	Executive retention.

For a discussion of the Company’s 2013 financial performance and achievement of strategic and operating objectives, see “Compensation Discussion and Analysis – Executive Summary – Our 2013 Performance”.

Base Salaries. In determining the executive officers’ base salaries, the Compensation Committee first looks to its compensation philosophy that base salaries should only be a portion of total compensation and may generally be at or lower than the median base salaries paid to officers with comparable duties by other companies of similar size in the semiconductor industry. The Compensation Committee then considers each executive officer’s scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company’s business, as well as the Company’s performance and the current year’s change in the cost of living. The Compensation Committee did not assign any particular formula or weight to the foregoing factors. To ensure that the base salaries are adequate and consistent with the Company’s compensation philosophy, the Compensation Committee also periodically reviews independent surveys of executive compensation, such as the Survey, and compares the executive officers’ base salaries to amounts paid to officers with comparable duties by similarly sized companies in the semiconductor industry. In addition, the Compensation Committee discusses and takes into consideration the recommendation of the Chief Executive Officer regarding each executive officer’s base salary, other than the Chief Executive Officer’s own base salary. The following table shows each NEO’s base salary earned for fiscal 2012 and 2013 and the percentage change in NEOs’ base salaries from fiscal 2012 to 2013.

Name	2012 Base Salary ($)	2013 Base Salary ($)	Percent Change (%)
Keh-Shew Lu	416,175	482,958	16.0
Richard D. White	215,958	278,125	28.8
Mark A. King	249,258	291,792	17.1
Joseph Liu	255,917	294,167	14.9
Francis Tang	194,325	245,292	26.2

Total	1,331,633	1,592,334	19.6

For 2013, the average increase in the NEOs’ base salaries was 19.6%, compared to the NEOs’ 2012 base salaries. Based on the Survey result in 2012, the Compensation Committee has increased the cash portion of the executive compensation while decreasing the equity portion of the executive compensation, and the NEOs’ base salaries were adjusted upward to be in line with the Compensation Committee’s compensation philosophy that the base salaries be near the median (50th percentile) base salaries paid to officers with comparable duties by other similarly sized companies in the Peer Group.

Bonuses. The Compensation Committee believes that bonuses should be a component of the total compensation of the executive officers to reward executive officers for their contributions to the growth in the Company’s revenue and profitability and achievement of Company and individual objectives. Each of the NEOs is eligible to receive a bonus at the discretion of the Compensation Committee.

The Compensation Committee first establishes the formula for determining the aggregate amount of the executive bonus pool at the beginning of each fiscal year and then allocates the executive bonus pool among the executive officers at the end of each fiscal year.

The aggregate amount of the executive bonus pool available for distribution to executive officers for 2013 was based on a formula, which compares the Company’s actual revenue growth to the growth of the Company’s SAM and the Company’s actual profitability to the Company’s calculated profitability based on a profit fall-through factor. These two factors – relative revenue growth and profitability – are weighted 40% and 60%. No bonus shall be paid out of the executive bonus pool if the Company’s actual performance in revenue and net income growth, as determined under the executive bonus pool formula, is less than 80% of the prior year’s performance. The formula has remained substantially the same since 2003. See “Compensation Discussion and Analysis – Other Corporate Governance Considerations in Compensation – Bonus Formula and the Calculation of Bonus Pool.”

At the end of 2013, the Compensation Committee, in its discretion, allocated a portion of the executive bonus pool among the executive officers based on the workload and areas of responsibilities of each executive officer during 2013, and the Compensation Committee’s assessment of the contributions made by each executive officer to the achievement of the Company’s financial and strategic objectives, all as more completely described below for each NEO. For 2013, the executive bonus pool was $3,746,118 of which the Compensation Committee awarded $2,128,000 to executive officers, including $1,595,000 to the NEOs.

The following table shows the change in the executive bonus pool from 2012 to 2013 and the percentage change in the executive bonus pool:

2012 Executive Bonus Pool ($)	2013 Executive Bonus Pool ($)	Percent Change (%)
3,100,281	3,746,118	20.8

The following table shows each NEO’s share of the executive bonus pool for 2012 and 2013 and the percentage change in such bonuses from 2012 to 2013:

Name	2012 Bonus ($)	2013 Bonus ($)	Percent Change (%)
Keh-Shew Lu	610,000	760,000	24.6
Richard D. White	205,000	255,000	24.4
Mark A. King	145,000	170,000	17.2
Joseph Liu	170,000	195,000	14.7
Francis Tang	170,000	215,000	26.5

Total	1,300,000	1,595,000	22.7

For 2013, the average increase in the NEOs’ bonuses was 22.7%, compared to the NEOs’ 2012 bonuses. Dr. Lu received a 2013 bonus of $760,000, which is 24.6% higher than his previous year’s bonus. The Compensation Committee in its discretion determined Dr. Lu’s 2013 bonus after considering the following factors: the Company’s achievement of above-market growth in revenues and profitability in 2013; the improvement in the gross profit margin in 2013; the completion of the acquisition of BCD during the first quarter of 2013; the completion of a five-year, $300 million revolving senior credit facility in 2013; achievement of the Company’s specific strategic and performance objectives; Dr. Lu’s individual performance; the allocation between cash and non-cash components of Dr. Lu’s executive compensation; internal pay equity among executive officers; and the Survey. For a discussion of the Company’s 2013 financial performance and achievement of strategic objectives, see “Compensation Discussion and Analysis – Executive Summary – Our 2013 Performance”.

Mr. White received a 2013 bonus of $255,000, which is 24.4% higher than his previous year’s bonus. The Compensation Committee’s decision to increase Mr. White’s 2013 bonus was due primarily to the following factors: the growth of the semiconductor industry compared to the Company’s growth in 2013; the completion of the acquisition of BCD during the first quarter of 2013; the completion of a five-year, $300 million revolving senior credit facility; the Company’s 2013 performance and objectives; the allocation between cash and non-cash components of his executive compensation; internal pay equity among executive officers; and the Survey.

Mr. King received a 2013 bonus of $170,000, which is 17.2% higher than his previous year’s bonus. The Compensation Committee’s decision to increase Mr. King’s 2013 bonus was due primarily to the following factors: the Company’s 2013 performance and objectives, particularly related to the Company’s sales and marketing in North America and Europe; the growth of the semiconductor industry compared to the Company’s growth in 2013; the allocation between cash and non-cash components of his executive compensation; internal pay equity among executive officers; and the Survey.

Mr. Liu received a 2013 bonus of $195,000, which is 14.7% higher than his previous year’s bonus. The Compensation Committee’s decision to increase Mr. Liu’s 2013 bonus was due primarily to the following factors: Mr. Liu’s performance in managing the Company’s China operations and manufacturing sites in Chengdu and Shanghai, China; the Company’s 2013 performance and objectives; the growth of the semiconductor industry compared to the Company’s growth in 2013; the allocation between cash and non-cash components of his executive compensation; internal pay equity among executive officers; and the Survey.

Mr. Tang received a 2013 bonus of $215,000, which is 26.5% higher than his previous year’s bonus. The Compensation Committee’s decision to increase Mr. Tang’s 2013 bonus was due primarily to the following factors: Mr. Tang’s performance in managing the Company’s worldwide discrete division; the Company’s 2013 performance and objectives; the growth of the semiconductor industry compared to the Company’s growth in 2013; the allocation between cash and non-cash components of his executive compensation; internal pay equity among executive officers; and the Survey.

Equity Awards. The Compensation Committee believes that equity awards should be a significant component of the total compensation in order to align the executive officers’ compensation with the Company’s long-term performance, encourage executive officers to make value-enhancing decisions for the benefit of stockholders, and encourage the retention of their talents over time. As noted above, in 2013 the Compensation Committee adjusted the total compensation to the NEOs by increasing the cash portion of the executive compensation while decreasing the equity portion of the executive compensation.

Under the Company’s 2013 Equity Incentive Plan, the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including, but not limited to, shares of Common Stock, stock options, stock appreciation rights, RSUs and RSAs. Each of the NEOs is eligible to receive equity awards. Historically, equity awards have been primarily in the form of stock options; however, since 2006, RSUs and RSAs have also been granted from time to time to encourage long-term retention.

Why We Use Stock Options. The Compensation Committee believes that stock options are an appropriate equity vehicle for a portion of long-term incentive compensation for the Company’s executive officers because stock options are performance-based, providing value only if the Company’s stock price increases over time, which aligns the executive officers’ interests with the long-term interests of stockholders. We do not grant “discounted” stock options nor have we ever re-priced stock options.

Why We Use RSUs and RSAs. The Compensation Committee believes that RSUs and RSAs are appropriate equity vehicles for a portion of long-term incentive compensation for the Company’s executive officers because RSUs and RSAs align executive officers’ interests with the interests of stockholders by focusing executive officers on long-term Company performance. The value of RSUs and RSAs increase if the Company’s stock price increases, and the value of RSUs and RSAs decrease if the stock price declines. RSUs and RSAs also serve to retain executive officers because they provide executive officers some economic value (if time-based vesting requirements are met) even if the stock price declines or stays flat.

The Compensation Committee’s policy is to award stock options and RSUs annually in recognition of each executive officer’s current and potential contributions to the Company. RSAs are typically awarded under the Compensation Committee’s discretion for specific subjective target performance established for executive officers. The exercise price of stock options granted to date has been no less than the fair market value of the Common Stock of the Company as of the date of grant. To encourage retention, each award of stock options or RSUs generally vests in four equal annual installments on the first four anniversary dates of the date of grant. Decisions made by the Compensation Committee regarding the timing and size of subsequent awards take into consideration the Company’s and the individual’s performance, allocation between cash and non-cash components of the executive compensation, and the size, term and value of awards made in prior years. The Compensation Committee has not established formal guidelines for the size of individual stock awards to the NEOs.

The following table shows the number of shares subject to stock options granted in 2012 and 2013, the grant date fair value of such stock options for each NEO, and the percentage change in such shares and such value between 2012 and 2013:

Name	2012 Option Awards (#)	2013 Option Awards (#)	Percent Change (%)	2012 Option Awards ($)	2013 Option Awards ($)	Percent Change (%)
Keh-Shew Lu (1)(2)	100,000	80,000	-20.0	1,064,000	1,030,400	-3.2
Richard D. White	38,500	25,000	-35.1	409,640	322,000	-21.4
Mark A. King	38,500	23,000	-40.3	409,640	296,240	-27.7
Joseph Liu	17,000	10,000	-41.2	180,880	128,800	-28.8
Francis Tang	17,000	10,000	-41.2	180,880	128,800	-28.8

Total	211,000	148,000	-29.9	2,245,040	1,906,240	-15.1

(1)	Dr. Lu’s 2012 option awards have been adjusted to reflect the downward revision of the number of shares issuable upon exercise of such stock options by 96,000 shares. See note (2) below.

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(2)	A purported stockholder derivative action, Scherer v. Keh-Shew Lu, Civil Action No. 1:13-cv-00358-UNA (D. Del. filed Mar. 5, 2013) against the Company and its directors alleges that (a) the Company awarded stock options to Dr. Lu in 2009, 2010, 2011 and 2012 that exceeded the limitation on the number of shares of the Company’s Common Stock that may be purchased upon the exercise of options granted to any person in any given year under the Company’s 2001 Omnibus Equity Incentive Plan as amended by the stockholders on May 28, 2009; (b) the Company’s disclosures in its 2010, 2011 and 2012 proxy statements regarding the limitation on the number of shares of the Company’s Common Stock that may be purchased upon the exercise of options granted to any person in any given year under the Company’s 2001 Omnibus Equity Incentive Plan as amended by the stockholders on May 28, 2009 were inaccurate; and (c) the Company’s disclosures in its 2010, 2011 and 2012 proxy statements that the grants of stock options to Dr. Lu in 2009, 2010, 2011 and 2012 complied with the terms of the Company’s 2001 Omnibus Equity Incentive Plan as amended by the stockholders on May 28, 2009 were incorrect. The Compensation Committee reviewed the grants of stock options to Dr. Lu in 2009, 2010, 2011 and 2012 (each such annual grant, an “Option Grant”), and approved a Confirmation Agreement, dated April 1, 2013, in which the Company and Dr. Lu agree and confirm that Dr. Lu will assert no claim that any Option Grant in 2009, 2010, 2011 or 2012 provided for the purchase of more than 100,000 shares of the Company’s Common Stock, and that each Option Grant document be deemed amended to reflect the foregoing 100,000 share limitation.

The following table shows the number of shares subject to RSUs granted in 2012 and 2013, the grant date fair value of such RSUs for each NEO, and the percentage change in such shares and such value between 2012 and 2013:

Name	2012 Stock Awards (#)	2013 Stock Awards (#)	Percent Change (%)	2012 Stock Awards ($)	2013 Stock Awards ($)	Percent Change (%)
Keh-Shew Lu	9,000	80,000	788.9	173,430	1,868,000	977.1
Richard D. White	11,000	11,000	—	211,970	256,850	21.2
Mark A. King	10,000	10,000	—	192,700	233,500	21.2
Joseph Liu	6,000	10,000	66.7	115,620	233,500	102.0
Francis Tang	9,000	10,000	11.1	173,430	233,500	34.6

Total	45,000	121,000	168.9	867,150	2,825,350	225.8

In determining equity awards in 2013, the Compensation Committee first reviewed and compared the NEOs’ equity awards with the executive compensation philosophy that the total compensation, the aggregate of all cash and equity awards, of the NEOs and all other executive officers should be competitive with the median (50th percentile) of the total compensation paid to executive officers with comparable duties paid by similarly sized companies in the semiconductor industry. The Compensation Committee noted the Company had achieved 22 years of profitability, its revenue CAGR for the last ten years had outperformed that of its competitors in its semiconductor SAM, and its stock price had increased in mid-May 2013, when stock awards were approved, to $24.20 from $17.35 at December 31, 2012, an increase of approximately 39%.

The Compensation Committee then reviewed each NEO’s personal performance and contribution to the Company, his overall compensation, and the size, term and value of the stock options and RSUs awarded to each NEO in prior years. The Compensation Committee believes that each NEO made meaningful contributions in each area of his responsibilities to the profitability of the Company.

The Compensation Committee believes that it has appropriately valued the cash awards and equity awards granted in 2013 consistent with the Company’s compensation objectives and philosophy.

Additional Benefits and Perquisites. NEOs and all other executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid time off in accordance with the Company’s policies (which are also applicable to all employees). Certain NEOs are also provided additional executive benefits and perquisites. For fiscal 2013, the Company provided the following benefits and perquisites to the NEOs:

Executive Benefits	Description	Who Qualifies
Automobile Allowance	• $1,300 per month for the President and Chief Executive Officer • $1,000 per month for certain NEOs	Certain NEOs

Health Insurance	• Corporate group insurance	All NEOs

Dental Insurance	• Corporate group insurance	All NEOs

Vision Insurance	• Corporate group insurance	All NEOs

Employee Assistance Program	• Corporate employee assistance program	All NEOs

Retirement Plans

•   401(k) Plan matching contributions of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll (subject to regulations of the Internal Revenue Service)

•   Discretionary 401(k) contribution, the amount of which is to be determined each year. For 2013, no discretionary contributions were made.

All NEOs

Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation • Discretionary contribution made by the Company. For 2013, no discretionary contributions were made.	All NEOs

Life Insurance	• Corporate group life insurance in the amount of $700,000	All NEOs

Accidental Death and Dismemberment	• Insured in the amount of $700,000	All NEOs

Business Travel Accident Insurance	• $1,000,000 for accidental death and dismemberment • $500,000 for permanent total disability • $500 per week for up to 52 weeks of accident total disability	All NEOs

Short-Term Disability Insurance	• After elimination period of 7 days, 66-2/3% of weekly earnings are paid to a maximum of $3,750 per week	All NEOs

Long-Term Disability Insurance

•   After elimination period of 180 days, 66-2/3% of basic monthly earnings to a maximum of $15,000 per month (and the duration of such benefit is based on such NEO’s age on the date of his or her disability)

All NEOs

The additional benefits and perquisites provided to NEOs for fiscal 2013 accounted for a nominal amount of the NEOs’ total compensation. The Compensation Committee believes that these benefits and perquisites are consistent with the Compensation Committee’s philosophy to provide a competitive compensation package.

Post-Termination and Change in Control Payments. The Compensation Committee believes that a change in control transaction would create uncertainty regarding the continued employment of the Company’s executive officers. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company’s executive officers focused on Company business rather than on their personal financial security, the Compensation Committee believes that providing certain of the Company’s executive officers with severance benefits upon certain terminations of employment following an actual or potential change of control transaction, is in the best interests of the Company and its stockholders.

Dr. Lu entered into his current employment agreement with the Company on September 22, 2009. In the event his employment is terminated by (a) the Company other than for “cause” (as defined), or (b) him for “good reason” (as defined), (i) the Company shall continue to pay or provide him the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay him any amount payable under any executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall provide him continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (iv) all stock-based compensation previously granted to him (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to be governed by the applicable award agreement. However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains new employment within one year from the date of the termination of his employment with the Company, the annual base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year period. In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) him other than for “good reason” (as defined), (i) the Company shall promptly pay or provide to him the annual base salary, prorated through the date of termination, and (ii) the Company shall pay him any amount payable under any executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination.

Messrs. Liu and King entered into their current employment agreements with the Company on August 29, 2005. In the event employment is terminated by the Company without “cause” (as defined), the executive either may (a) commence a one-year paid leave of absence, or (b) forego such leave of absence and the benefits associated therewith. If the executive chooses to commence the leave of absence, the executive will, during that one year, continue as a full-time employee, entitled to receive all the benefits provided under the employment agreement, other than benefits under any executive bonus plan sponsored by the Company, which benefits shall terminate at, and be prorated as of, the beginning of such leave of absence. At the end of the leave of absence, the executive will continue to receive his base salary for one year, and all share-based compensation previously granted will continue to vest. The executives are subject to non-competition and non-solicitation provisions during the leave of absence and for one year after the end of the leave of absence. Upon termination or a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. If the executive chooses to forego such leave of absence, the vesting of any options or restricted stock awards awarded to the executive and his ability to exercise them, upon termination will be governed by the terms of the 2013 Equity Incentive Plan and the 2001 Incentive Plan and his stock option agreements.

Upon termination or a change in control, the vesting of Messrs. Liu and King’s stock options and RSUs and the ability to exercise such stock options will be governed by the terms of the 2013 Equity Incentive Plan and the 2001 Incentive Plan and their equity award agreements. Both the 2013 Equity Incentive Plan and the 2001 Incentive Plan generally provide that upon a change in control, all stock awards then outstanding shall vest immediately. For a further description of these arrangements, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

The Compensation Committee has not provided for a lump sum payment upon termination of Messrs. Liu and King’s employment, as the Compensation Committee believes that by providing Messrs. Liu and King with an option to commence a one-year leave of absence upon termination, the Company has the ability to work with each such executive to transition his duties and responsibilities in a productive manner. The Compensation Committee believes that these post-termination and change in control arrangements are an important part of overall compensation for Messrs. Liu and King because these arrangements help to secure their continued employment and dedication, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

Other Corporate Governance Considerations in Compensation

Bonus Formula and the Calculation of Bonus Pool. The aggregate amount of the bonus pool for executive officers is based upon a formula (the “Formula”) which compares the Company’s actual net sales growth to the growth of the Company’s SAM and the Company’s actual profitability to the Company’s calculated profitability based on a profit fall-through factor. These two factors – relative net sales growth and profitability – are weighted 40% and 60%, respectively. The Formula determines the bonus pool multiplier, which is then multiplied by the prior year’s bonus pool amount to determine the final amount of the bonus pool for the current year. No bonus shall be paid out of the executive bonus pool if the Company’s actual performance in net sales and net income growth, as determined under the Formula, and reflected as the bonus pool multiplier, is less than 80% (of the prior year’s multiplier). See “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation—How and Why Executive Compensation Decisions Were Made – Bonuses.” The Formula has remained substantially the same since 2003. Once the current year bonus pool is determined, the Compensation Committee reviews the performance of the executive officers, and sets the aggregate amount to be paid out of the bonus pool, and allocates that amount among the executive officers at the end of the fiscal year.

The bonus pool multiplier, bonus pool, bonuses paid and percentage of bonus pool paid to executive officers for 2011, 2012 and 2013 are as follows:

(in millions, except percentages)	2011	2012	2013
Bonus Pool Multiplier	85.6%	81.4%	120.8%
Bonus Pool	$3.8	$3.1	$3.7
Bonuses Paid to all Executive Officers	$1.9	$1.7	$2.1
Bonuses Paid to NEOs	$1.5	$1.3	$1.6
Percentage of Bonus Pool Paid Out to all Executive Officers	50%	55%	57%

If one or both of the two factors in the Formula, the Company’s relative net sales growth and the Company’s profitability, increase or decrease for a fiscal year, then the bonus pool multiplier for that fiscal year may increase or decrease compared with prior year’s bonus pool multiplier. In 2013, the Company’s net sales grew by over 30% sequentially while net income increased from $24.2 million in 2012 to $26.5 million in 2013, which resulted in a 2013 bonus pool multiplier of over 100%, and expanded the 2013 bonus pool compared with 2012 bonus pool. Prior to 2013, the weak market conditions had impacted the Company’s growth and profitability, which reduced the bonus pool multiplier towards its 80% lower limit, and as such, the 2012 and 2011 bonus pools contracted compared with their respective prior year’s bonus pool. In addition since 2010, the Compensation Committee has significantly reduced the percentage paid out from the bonus pool from the seventieth percentile to the fiftieth percentile range due to the weaker performance of the Company as a result of the economic contraction. The Compensation Committee believes its approach of comparing the Company’s relative performance versus the Peer Group and the assessment of qualitative performance towards our strategic goals, coupled with a quantitative measure to determine the available executive bonus pool, allows the Compensation Committee to critically judge the performance of the executive officers and to tie those results to the long-term performance of the Company.

Fiscal 2014 Executive Bonus Pool. At the beginning of 2014, the Compensation Committee decided to use the same bonus pool formula used in 2013 for determining the executive bonus pool. At the end of 2014 and/or the beginning of 2015, the Compensation Committee in its discretion will allocate the executive bonus pool among the executive officers based on the workload and areas of responsibilities of each executive officer during 2014 and the Compensation Committee’s assessment of the contributions made by each executive officer to the achievement of the Company’s financial and strategic objectives.

Tax and Accounting Implications.

Deductibility of Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to an executive officer who is subject to the Code Section 162(m) limits to the extent such annual compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company. The stockholders of the Company have approved each of the Company’s incentive plans for the purpose of qualifying those plans under Code Section 162(m). To qualify for deductibility under Code Section 162(m), among other things, the performance goals must be established by the Compensation Committee no later than 90 days from the beginning of the performance period.

Because the Compensation Committee retained discretion in the allocation of the executive bonus pool in 2013, the executive bonuses in 2013 were not “performance-based.” In order to maintain flexibility in compensating NEOs and other executive officers in a manner designed to promote the Company’s goals, the Compensation Committee reserves the right to award future compensation that may not comply with Section 162(m) if it concludes that this is in the Company’s best interests.

Non-qualified Deferred Compensation. Under the employment agreement for Dr. Lu, in the event his employment is terminated by the Company other than for “cause” (as defined), or by him for “good reason” (as defined), his share-based compensation previously granted to him (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to be governed by the applicable award agreement. Under the employment agreements for Messrs. Liu and King, in the event employment is terminated by the Company, the executive may commence a one-year paid leave of absence. During the leave of absence, the executive’s options remain exercisable. At the end of the leave of absence, all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof. A more detailed discussion of the Company’s non-qualified deferred compensation arrangements is provided under “Executive Compensation – Non-Qualified Deferred Compensation.”

Accounting for Share-Based Compensation. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options on the date of grant. The amount recognized for financial statement reporting purposes for restricted stock grants is calculated by multiplying the number of shares subject to the grant by the closing price of the Company’s Common Stock on the grant date.

Conclusion

The Compensation Committee believes that the Company’s compensation program supports the Compensation Committee’s compensation objective to promote the continued profitability and growth of the Company for its stockholders, and the Compensation Committee’s compensation philosophy to attract, retain and motivate executives critical to the Company’s long-term profitability and growth.

The Compensation Committee believes that for fiscal 2013, the total compensation for each of the NEOs is competitive with the total compensation for NEOs with comparable duties at other companies of similar size, revenue and market capitalization in the semiconductor industry.

Report of the Compensation Committee

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: April 9, 2014	THE COMPENSATION COMMITTEE

Raymond Soong, Chairman
L.P. Hsu
Michael K.C. Tsai

EXECUTIVE COMPENSATION

The table below summarizes the compensation for each of the last three fiscal years of (1) each person who served as the Company’s principal executive officer or the Company’s principal financial officer during 2013, and (2) the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of 2013, ranked by their total compensation for 2013 in the table below (excluding the amount in column (h)) (collectively, “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(3)(5)	Non-Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and Non-quali- fied Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(6)	Total ($) (j)(5)
Keh-Shew Lu (4)	2013	482,958	760,000	1,868,000	1,030,400	—	—	56,507	4,197,865
President and	2012	416,175	610,000	173,430	1,064,000	—	—	34,710	2,298,315
Chief Executive Officer	2011	409,000	720,000	—	1,675,000	—	—	34,686	2,838,686
Richard D. White	2013	278,125	255,000	256,850	322,000	—	180	32,293	1,144,268
Chief Financial Officer,	2012	215,958	205,000	211,970	409,640	—	178	30,145	1,072,713
Secretary and Treasurer	2011	211,000	240,000	233,680	644,875	—	22	31,029	1,360,584
Mark A. King	2013	291,792	170,000	233,500	296,240	—	12,686	36,375	1,027,907
Senior Vice President,	2012	249,258	145,000	192,700	409,640	—	5,080	35,319	1,031,917
Sales and Marketing	2011	245,000	200,000	233,680	644,875	—	8,689	35,343	1,358,898
Joseph Liu	2013	294,167	195,000	233,500	128,800	—	—	20,293	871,760
Senior Vice President,	2012	255,917	170,000	115,620	180,880	—	—	18,832	741,249
Operations	2011	253,000	172,800	134,366	284,750	—	—	18,932	863,848
Francis Tang	2013	245,292	215,000	233,500	128,800	—	17,087	24,340	846,932
Vice President, Worldwide	2012	194,325	170,000	173,430	180,880	—	7,645	21,267	739,902
Discrete Products	2011	191,000	184,000	189,865	284,750	—	(1,806)	23,055	872,670

(1)	Each executive officer’s salary is established by the Compensation Committee in May of each year. Amounts shown represent the amounts earned in each fiscal year. Effective June 1, 2013, the base salaries for Dr Lu and Messrs. White, King, Liu and Tang were $527,000, $320,000, $320,000, $320,000, and $280,000, respectively.
(2)	Amounts earned under the Company’s executive bonus plan. In 2013, 2012 and 2011, the Compensation Committee allocated the executive bonus pool based on the Compensation Committee’s subjective assessment of the workload and areas of responsibility of each executive officer and the contributions made by each executive officer to the achievement of the Company’s financial and strategic objectives. See “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made” for further discussion on the executive bonuses and executive bonus pool.
(3)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. The value of the equity awards in columns (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs and RSAs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2014, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments after the date of grant.

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(4)	Excludes 400,000 shares of Common Stock in the form of restricted stock awards previously granted to Dr. Lu pursuant to his employment agreement dated September 22, 2009. An additional 200,000 shares of Common Stock in the form of restricted stock awards may be granted to Dr. Lu as long-term, performance incentives under his employment agreement. Such awards shall vest only if certain performance criteria are met. As of the Record Date, no such restricted stock awards have vested. For further discussion of these awards, including the performance criteria, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.” The 600,000 shares of Common Stock in the form of restricted stock awards had a grant date fair value of $11.7 million on April 14, 2010.
(5)	For Dr. Lu’s stock options, amounts have been adjusted to reflect the downward revision of the number of shares issuable upon exercise of stock options by 96,000, 96,000, and 96,000 shares granted to Dr. Lu pursuant to the Company’s 2001 Omnibus Equity Incentive Plan in 2010, 2011 and 2012, respectively. See notes (1) and (2) to the stock option table appearing on page 38 under “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made – Equity Awards” above.
(6)	Certain of the Company’s executive officers receive personal benefits in addition to salary, cash bonuses and share-based compensation, consisting of automobile allowance, group medical insurance, dental insurance, vision insurance, employee assistance program, per diem, contributions under the Company’s retirement plans, deferred compensation plan, life insurance payable at the direction of the employee, accidental death and dismemberment insurance, business travel accident insurance, and short-term and long-term disability insurance. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each NEO:

Name	Year	Auto Allowance ($)	Health Insurance ($)(1)	Retirement Plans ($)	Life and Disability Insurance ($)(2)	Per Diem ($)(3)	Total ($)(4)
Keh-Shew Lu	2013	15,600	9,995	7,650	2,648	20,614	56,507
	2012	15,600	9,362	7,500	2,248	—	34,710
	2011	15,600	9,488	7,350	2,248	—	34,686
Richard D. White	2013	12,000	9,995	7,650	2,648	—	32,293
	2012	12,000	9,362	6,468	2,315	—	30,145
	2011	12,000	9,410	7,350	2,269	—	31,029
Mark A. King	2013	12,000	14,077	7,650	2,648	—	36,375
	2012	12,000	13,361	7,469	2,490	—	35,320
	2011	12,000	13,542	7,350	2,451	—	35,343
Joseph Liu	2013	—	9,995	7,650	2,648	—	20,293
	2012	—	9,362	7,350	2,120	—	18,832
	2011	—	9,488	7,350	2,094	—	18,932
Francis Tang	2013	—	14,077	7,650	2,613	—	24,340
	2012	—	13,361	5,713	2,193	—	21,267
	2011	—	13,542	7,350	2,163	—	23,055

(1)	Health Insurance consists of group medical insurance, dental insurance, vision insurance and employee assistance program.
(2)	Life and Disability Insurance consists of life, accidental death and dismemberment, business travel accident, and short-term and long-term disability insurance.
(3)	Taxable per diem amounts.
(4)	The total does not include change in deferred compensation plan benefit value, which is immaterial.

The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity and equity incentive plans during 2013.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)(5)	Target ($) (1)	Maxi- mum ($)(5)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keh-Shew Lu (4) (6)	—	—	760,000	—	—	—	—	—	—	—	—
	6/6/2013	—	—	—	—	—	—	—	80,000	23.35	1,030,400
	6/6/2013	—	—	—	—	—	—	80,000		—	1,868,000
Richard D. White	—	—	255,000	—	—	—	—	—	—	—	—
	6/6/2013	—	—	—	—	—	—	—	25,000	23.35	322,000
	6/6/2013	—	—	—	—	—	—	11,000	—	—	256,850
Mark A. King	—	—	170,000	—	—	—	—	—	—	—	—
	6/6/2013	—	—	—	—	—	—	—	23,000	23.35	296,240
	6/6/2013	—	—	—	—	—	—	10,000	—	—	233,500
Joseph Liu	—	—	195,000	—	—	—	—	—	—	—	—
	6/6/2013	—	—	—	—	—	—	—	10,000	23.35	128,800
	6/6/2013	—	—	—	—	—	—	10,000	—	—	233,500
Francis Tang	—	—	215,000	—	—	—	—	—	—	—	—
	6/6/2013	—	—	—	—	—	—	—	10,000	23.35	128,800
	6/6/2013	—	—	—	—	—	—	10,000	—	—	233,500

(1)	Amounts shown in column (d) were paid under the executive bonus program. Amounts shown are the annual discretionary cash bonuses for 2013 approved by the Compensation Committee. If the executive bonus pool for 2013 was less than 80% of the executive bonus pool for 2012, no bonuses would have been paid to any executive officer in 2013. See “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made – Bonuses.”
(2)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value reported for RSUs and RSAs is calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2014, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.
(3)	Awards shown in columns (i) and (j) were made under the 2013 Equity Incentive Plan.

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(4)	Excludes 400,000 shares of Common Stock in the form of restricted stock awards previously granted to Dr. Lu pursuant to his employment agreement dated September 22, 2009. An additional 200,000 shares of Common Stock in the form of restricted stock awards may be granted to Dr. Lu as long-term, performance incentives under his employment agreement. Such awards shall vest only if certain performance criteria are met. As of the Record Date, no such restricted stock awards have vested. For further discussion of these awards, including the performance criteria, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.” The 600,000 shares of Common Stock in the form of restricted stock awards had a grant date fair value of $11.7 million on April 14, 2010.
(5)	See “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made – Bonuses” for a description of the Compensation Committee’s discretion under the executive bonus program.
(6)	The Company intends to include the number of shares vested and the corresponding fair market value of Dr. Lu’s long-term incentive performance awards in the Summary Compensation Table and the Grants of Plan-Based Awards Table if, and when, shares vest upon achievement of the Net Sales Target, as defined below. For further discussion of these awards, including the performance criteria, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.”

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On September 22, 2009, the Company entered into an employment agreement with Dr. Lu pursuant to which he is entitled to (i) an annual base salary of $527,000, as adjusted for 2013, subject to such periodic increases, if any, as the Board may determine; (ii) a grant of 100,000 shares of the Common Stock of the Company in the form of restricted stock awards as long-term, performance incentives on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015 on the terms and conditions set forth in the stock award agreement described below; (iii) participation in any executive bonus plan sponsored by the Company; (iv) reimbursement of any and all reasonable and documented business expenses; (v) paid vacation in accordance with the vacation policy for employees in general; (vi) participation in all plans or programs sponsored by the Company for employees in general, including, but not limited to, participation in any group health plan, medical reimbursement plan, life insurance plan, pension and profit sharing plan, or stock option plan; (vii) a life insurance policy with a death benefit in an amount equal to that existing on the date of the employment agreement ($700,000), payable as directed by the employee; and (viii) a disability insurance policy in the maximum insurable amount. Employment is “at will” and may be terminated by either the Company or the employee at any time. This employment agreement also provides for payments upon termination and change in control, as described further under “Executive Compensation – Potential Payments Upon Termination or Change in Control.” See Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on September 28, 2009 for a complete copy of the employment agreement between the Company and Dr. Lu.

On September 22, 2009, the Company and Dr. Lu also entered into a stock award agreement that provides that (i) the Company shall grant Dr. Lu 100,000 shares of Common Stock in the form of restricted stock awards as long-term, performance incentives on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015; (ii) each installment would vest only if the Company files with the SEC an Annual Report on Form 10-K for a fiscal year, which Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceeded a specified target amount of net sales of $1 billion for that fiscal year (the “Net Sales Target”); (iii) upon the termination of employment, the Company’s obligation to grant any subsequent installment would terminate; and (iv) any granted shares would be automatically forfeited and returned to the Company if employment is terminated before the Company achieves the Net Sales Target, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death or Disability. In 2009, the Company’s net sales was $434 million. The growth rate to achieve $1 billion at the end of the six year period represents an approximately 15% annual compound average growth rate. See Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC on September 28, 2009 for a copy of the stock award agreement between the Company and Dr. Lu.

The Company’s net sales for fiscal year 2013, 2012, 2011, 2010 and 2009 did not meet or exceed the Net Sales Target; therefore, no installment of Dr. Lu’s restricted stock awards has vested. The table on Outstanding Equity Awards at Fiscal Year-End contains 400,000 shares of Common Stock in the form of such restricted stock awards issued in 2010, 2011, 2012 and 2013, which have not yet vested.

The following table sets forth a summary as of the Record Date of the 600,000 shares of Common Stock in the form of restricted stock awards to be granted to Dr. Lu as long-term, performance incentives:

Installment Date (Year of Award)	Shares Subject to Award(1)	Shares Granted	Net Sales Achieved (in millions)	Performance as Percent of Net Sales Target ($1 billion)	Net Sales Target ($1 billion) Achieved	Shares Vested	Unrealized Value at December 31, 2013
2009	—	—	$434	43%	—	—	—
2010	100,000	100,000	$613	61%	No	—	$2,356,000
2011	100,000	100,000	$635	64%	No	—	$2,356,000
2012	100,000	100,000	$634	63%	No	—	$2,356,000
2013	100,000	100,000	$827	83%	No	—	$2,356,000
2014	100,000	—	—	—	—	—	—
2015	100,000	—	—	—	—	—	—
Total	600,000	400,000	—	—	—	—	$9,424,000

(1)	For further detail on the 600,000 shares of Common Stock in the form of restricted stock awards to be granted to Dr. Lu, please see footnote 6 of the table Outstanding Equity Awards at Fiscal Year-End on page 57 of this Proxy Statement.

Executive Bonus Plan

For a description of the Company’s executive bonus plan, including the amount granted to NEOs in 2013 and 2012, and the method for determining the executive bonus pool and allocating that pool among the executive officers, see “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made – Bonuses.”

2001 Omnibus Equity Incentive Plan

The purpose of the 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”) is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and motivate key service providers by providing performance-based benefits. The 2001 Incentive Plan encourages ownership in the Company by such key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, align participants’ and stockholders’ interests. Among other types of awards, stock appreciation rights, stock options, stock awards, including restricted stock and restricted stock units, and cash awards, may be granted under the 2001 Incentive Plan. Options granted under the 2001 Incentive Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-qualified stock options.

Upon approval of the 2013 Equity Incentive Plan by the stockholders of the Company, the Company ceased to grant awards under the 2001 Incentive Plan.

2013 Equity Incentive Plan

At the 2013 annual meeting of stockholders, the Company stockholders approved a new Diodes Incorporated 2013 Equity Incentive Plan (“2013 Plan”) to grant stock-based incentive awards to our employees, consultants and directors (collectively, “Selected Participants”). The 2013 Plan was also approved by our Board on April 14, 2013.

Key Features of the 2013 Plan. Certain key features of the 2013 Plan are summarized as follows:

•	If not terminated earlier by the Board, the 2013 Plan will terminate on May 28, 2023.

•	Up to a maximum aggregate of 6,000,000 shares of Common Stock may be issued under the 2013 Plan. However, a share that is issued pursuant to an award other than a stock option or stock appreciation right shall count as 1.84 shares against this limit.

•	The 2013 Plan will generally be administered by a committee comprised solely of independent members of the Board. This committee will be the Compensation Committee unless otherwise designated by the Board (the “2013 Plan Committee”). The Board or 2013 Plan Committee may designate a separate committee to make awards to employees who are not officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or are not “Covered Employees” (as defined below under “Internal Revenue Code Section 162(m)”) subject to Internal Revenue Code (the “Code”) Section 162(m).

•	Employees, consultants and Board members are eligible to receive awards, provided that the 2013 Plan Committee has the discretion to determine (i) who shall receive any awards, and (ii) the terms and conditions of such awards.

•	Awards may consist of incentive stock options (“ISOs”), nonstatutory stock options (“NQSOs”), restricted stock, stock units, stock appreciation rights (“SARs”), other equity awards and/or performance-based cash awards.

•	Stock options and stock appreciation rights may not be granted at a per share exercise price below the fair market value of a share of our Common Stock on the date of grant.

•	Stock options and stock appreciation rights may not be repriced or exchanged without stockholder approval.

•	The maximum exercisable term of stock options and stock appreciation rights may not exceed eight years.

•	Awards can potentially qualify as tax deductible “qualified performance-based compensation” within the meaning of Code Section 162(m) depending on the terms of the award.

•	Awards are subject to recoupment of compensation policies which may be adopted in the future by the Company.

•	A non-employee director cannot receive awards in any fiscal year which in the aggregate exceeds the following number of shares:

•	Chairperson: 240,000 shares

•	Vice Chairperson: 160,000 shares

•	Other Non-Employee Director: 20,000 shares

Background and Purpose of the 2013 Plan. The purpose of the 2013 Plan is to promote our long-term success and the creation of stockholder value by:

•	Attracting and retaining the services of key employees who would be eligible to receive grants as Selected Participants,

•	Motivating Selected Participants through equity-based compensation that is based upon the performance of our Common Stock, and

•	Further aligning Selected Participants’ interests with the interests of our stockholders, through the award of equity compensation grants which increases their proprietary interest in the Company, to achieve long-term growth over short-term performance.

The 2013 Plan permits the grant of the following types of equity-based incentive awards: (1) stock options (which can be either ISOs or NQSOs), (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) other equity awards and (6) performance-based cash awards. The vesting of equity awards can be based on either continuous service and/or performance goals, although our historical practice has been to vest based on continuous service. Awards are evidenced by a written agreement between the Selected Participant and the Company.

Eligibility to Receive Awards. Employees, consultants and Board members of the Company and certain of our affiliated companies are eligible to receive awards under the 2013 Plan. The 2013 Plan Committee determines, in its discretion, the Selected Participants who will be granted awards under the 2013 Plan. As of the Record Date, approximately 6,151 employees (including ten executive officers) and six non-employee directors were eligible to participate in the 2013 Plan. With respect to our non-employee directors, the 2013 Plan provides that any non-employee director cannot receive awards in any fiscal year that in the aggregate exceeds 240,000 shares for the Chairperson, 160,000 shares for the Vice Chairperson, and 20,000 for other non-employee directors. Provided that the Board affirmatively acts to implement such a process, the 2013 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2013 Plan) in lieu of fees that would otherwise be paid in cash.

Shares Subject to the 2013 Plan. The maximum number of shares of Common Stock that can be issued under the 2013 Plan will be 6,000,000 shares. A share that is issued pursuant to an award other than a stock option or stock appreciation right shall count as the issuance of 1.84 shares for purposes of counting toward this maximum share limit while a share that is issued pursuant to a stock option or stock appreciation right award shall count as the issuance of one (1) share. Shares underlying forfeited or terminated awards, or awards which are entirely settled with cash, will become fully available again for issuance under the 2013 Plan. The 2013 Plan also imposes certain share grant limits such as the limit on grants to non-employee directors described above and other limits that are intended to comply with the legal requirements of Code Sections 162(m) and 422 and which are discussed further below. No fractional shares may be issued under the 2013 Plan. No shares will be issued with respect to a participant’s award unless applicable tax withholding obligations have been satisfied by the participant.

Administration of the 2013 Plan. The 2013 Plan will be administered by our Board’s Compensation Committee, acting as the 2013 Plan Committee, which shall consist of independent Board members as specified under Nasdaq rules. With respect to certain awards issued under the 2013 Plan, the members of the 2013 Plan Committee also must be “Non-Employee Directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and/or “outside directors” under Section 162(m) of the Code. Subject to the terms of the 2013 Plan, the 2013 Plan Committee has the sole discretion, among other things, to:

•	Select the individuals who will receive awards,

•	Determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

•	Correct any defect, supply any omission, or reconcile any inconsistency in the 2013 Plan or any award agreement,

•	Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2013 Plan,

•	Permit a participant to defer compensation to be provided by an award, and

•	Interpret the provisions of the 2013 Plan and outstanding awards.

The 2013 Plan Committee (or the Board) may suspend vesting, settlement, or exercise of awards pending a determination of whether a Selected Participant’s service should be terminated for cause (in which case outstanding awards would be forfeited). Awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a “clawback”

policy). The members of the Board, the 2013 Plan Committee and their delegates shall be indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2013 Plan. In addition, the 2013 Plan Committee may use the 2013 Plan to issue shares under other plans or sub-plans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates.

Types of Awards.

Stock Options. A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2013 Plan Committee will determine, among other terms and conditions, the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of our Common Stock on the date of grant of the stock option. The fair market value of a share of our Common Stock for the purposes of pricing our awards shall be equal to the regular session closing price for our Common Stock as reported by the Nasdaq Global Select Market on the date of determination. Stock options may not be repriced or exchanged without stockholder approval, and no re-load options may be granted under the 2013 Plan.

Stock options granted under the 2013 Plan may be either ISOs or NQSOs. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on NQSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of our Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant, and such ISO must expire no later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of Common Stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. In order to comply with Treasury Regulation Section 1.422-2(b), the 2013 Plan provides that no more than 6,000,000 shares may be issued pursuant to the exercise of ISOs.

A stock option granted under the 2013 Plan generally cannot be exercised until it becomes vested. The 2013 Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2013 Plan may not exceed eight years from the date of grant although the 2013 Plan Committee may establish a shorter period at its discretion.

The exercise price of each stock option granted under the 2013 Plan must be paid in full at the time of exercise, either with cash, or through a broker-assisted “cashless” exercise and sale program, or net exercise, or through another method approved by the 2013 Plan Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.

Stock Appreciation Rights (“SARs”). A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR’s exercise and the aggregate exercise price of the shares covered by the exercised portion of the SAR. The 2013 Plan Committee determines the terms of SARs, including the exercise price (provided that such per share exercise price cannot be less than the fair market value of a share of our Common Stock on the date of grant), the vesting and the term of the SAR. The maximum term for SARs granted under the 2013 Plan may not exceed eight years from the date of grant, subject to the discretion of the 2013 Plan Committee to establish a shorter period. Settlement of a SAR may be in shares of Common Stock or in cash, or any combination thereof, as the 2013 Plan Committee may determine. Stock appreciation rights may not be repriced or exchanged without stockholder approval.

Restricted Stock. A restricted stock award is the grant of shares of our Common Stock to a Selected Participant and such shares may be subject to a substantial risk of forfeiture until specific conditions or goals are met. The restricted shares may be issued with or without cash consideration being paid by the Selected Participant as determined by the 2013 Plan Committee. The 2013 Plan Committee also will determine any other terms and conditions of an award of restricted stock. In determining whether an award of restricted stock should be made, and/or the vesting schedule for any such award, the 2013 Plan Committee may impose whatever conditions to vesting it determines to be appropriate. During the period of vesting, the participant will not be permitted to transfer the restricted shares but will generally have voting and dividend rights (subject to vesting) with respect to such shares.

Restricted Stock Units. Restricted stock units are the right to receive an amount equal to the fair market value of the shares covered by the restricted stock unit at some future date after the grant. The 2013 Plan Committee will determine all of the terms and conditions of an award of restricted stock units, including the vesting period. Upon each vesting date of a restricted stock unit, a Selected Participant will become entitled to receive an amount equal to the number of shares indicated in the grant notice, or, if expressed in dollar terms, the fair market value of the shares on the settlement date. Payment for vested restricted stock units may be in shares of Common Stock or in cash, or any combination thereof, as the 2013 Plan Committee may determine. Settlement of vested stock units will generally occur at or around the time of vesting but the 2013 Plan Committee may permit a participant to defer such compensation until a later point in time. Stock units represent an unfunded and unsecured obligation for us, and a holder of a stock unit has no rights other than those of a general creditor.

Other Awards. The 2013 Plan also provides that other equity awards, which derive their value from the value of our shares or from increases in the value of our shares, may be granted. In addition, cash awards which are intended to qualify as performance-based compensation under Code Section 162(m), may be issued to Covered Employees. Substitute awards may be issued under the 2013 Plan in assumption of or substitution for or exchange for awards previously granted by an entity which we (or an affiliate) acquire.

Performance Conditions and Annual Grant Limits. The 2013 Plan specifies performance conditions that the 2013 Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: cash flow, earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), earnings per share, growth in earnings or earnings per share, stock price, return on equity or average stockholders’ equity, total stockholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, contract awards or backlog, overhead or other expense reduction, growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, credit rating, strategic plan development and implementation, improvement in workforce diversity, EBITDA, any other similar criteria, any combination of the foregoing.

Each of the above performance criteria can be approved for use, at the 2013 Plan Committee’s discretion, in the grant of awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the foregoing performance conditions in awards of restricted stock and restricted stock units to Covered Employees (as defined below) can permit these awards to qualify as performance-based compensation. Certain other awards which derive their value entirely from an increase in the value of our shares after the date of the grant, such as stock options or stock appreciation rights, may qualify as performance-based compensation under Code Section 162(m) without including of any of the above performance criteria.

Awards may be granted under the 2013 Plan to Covered Employees and which qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m) of the Code. Qualified performance-based compensation is not subject to the Code Section 162(m) deduction limit. In this regard, the 2013 Plan imposes the following individual annual grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m):

Grant Limit Per Fiscal Year
Stock Options and SARs	250,000 shares
Restricted Stock	250,000 shares
Restricted Stock Units	250,000 shares
Other Equity Awards	250,000 shares
Cash Awards	$5,000,000

The numerical limits expressed in the above table shall in each case be increased to 500,000 shares with respect to awards (other than cash awards) granted to a Selected Participant during the fiscal year of the Selected Participant’s commencement of employment with the Company or during the first fiscal year that the Selected Participant becomes a Covered Employee. It is impossible to be certain that all 2013 Plan awards or any other compensation paid by the Company to Covered Employees will be tax deductible. Further, the 2013 Plan does not preclude the Compensation Committee from making other compensation payments outside of the 2013 Plan to Covered Employees even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the section under the heading “Internal Revenue Code Section 162(m)” below for further information on Code Section 162(m).

Limited Transferability of Awards. Awards granted under the 2013 Plan generally are not transferrable other than by will or by the laws of descent and distribution. However, the 2013 Plan Committee may in its discretion permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant’s immediate family or to a trust or other entity for the benefit of the Selected Participant and/or member(s) of his or her immediate family.

Termination of Employment, Death or Disability. The 2013 Plan generally determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, or disability and the status of the award as vested or unvested, unless the award agreement or a Selected Participant’s employment agreement or other agreement provides otherwise.

Dividends and Dividend Equivalents. Any dividend equivalents distributed under the 2013 Plan will not count against the 2013 Plan’s maximum share limit. The 2013 Plan also provides that dividend equivalents will not be paid or accrue on unexercised stock options or unexercised stock appreciation rights. Dividends and dividend equivalents that may be paid or accrue with respect to unvested restricted shares and unvested restricted stock units shall be subject to the same vesting conditions as the underlying award and shall only be distributed to the extent that such vesting conditions are satisfied.

Adjustments upon Changes in Capitalization. In the event of the following actions:

•	stock split of our outstanding shares of Common Stock,

•	stock dividend,

•	dividend payable in a form other than shares in an amount that has a material effect on the price of the shares,

•	consolidation,

•	combination or reclassification of the shares,

•	recapitalization,

•	spin-off, or

•	other similar occurrences,

then the following shall each be equitably and proportionately adjusted by the 2013 Plan Committee:

•	maximum number of shares that can be issued under the 2013 Plan (including the ISO limit and per participant grant limits),

•	number and class of shares issued under the 2013 Plan and subject to each award,

•	exercise prices of outstanding awards, and

•	number and class of shares available for issuance under the 2013 Plan.

Change in Control. In the event that we are a party to a merger or other reorganization or similar transaction, outstanding 2013 Plan awards will be subject to the agreement pertaining to such merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption or substitution of the outstanding awards by the surviving entity or its parent, (iii) full exercisability and/or full vesting of outstanding awards, or (iv) cancellation of outstanding awards either with or without consideration, in all cases with or without consent of the Selected Participant. The Board or the 2013 Plan Committee need not adopt the same rules for each award or Selected Participant.

The 2013 Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2013 Plan Committee may, among other things, provide that awards will fully vest and/or be canceled upon a change in control, or fully vest upon an involuntary termination of employment following a change in control. The 2013 Plan Committee may also include in an award agreement provisions designed to minimize potential negative income tax consequences for the participant or the Company that could be imposed under the golden parachute tax rules of Code Section 280G.

Term of the 2013 Plan. The 2013 Plan is in effect until May 28, 2023, or until earlier terminated by the Board.

Governing Law. The 2013 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for conflict of law provisions.

Amendment and Termination of the 2013 Plan. The Board generally may amend or terminate the 2013 Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments to the extent required by applicable laws, regulations or rules. The 2013 Plan expressly provides that the Board can amend the 2013 Plan to take into account changes in securities laws (including, without limitation, Rule 16b-3 of the Securities Exchange Act of 1934), federal income tax laws and other laws without obtaining stockholder approval.

Certain Federal Income Tax Information

The following is a brief general summary, as of April 1, 2014, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2013 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2013 Plan.

Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the Common Stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the Common Stock will be taxed as a long-term capital gain. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the participant has held the shares for more than one year. Utilization of losses is subject to special rules and limitations. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Nonstatutory Stock Options. A participant who receives an NQSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Restricted Stock. A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, the participant will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares minus any amount paid for the shares.

Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of restricted stock units which have vested, the participant will recognize ordinary income at the time(s) of settlement equal to the sum of the fair market value (on each settlement date) of any shares issued to the participant plus any cash received by the participant.

Income Tax Effects for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2013 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NQSO).

Internal Revenue Code Section 162(m). Other than with respect to qualified performance-based compensation, Section 162(m) of the Code generally places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to our principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) (“Covered Employees”). The 2013 Plan is intended to enable certain awards to constitute qualified performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Board has not adopted a policy that all compensation must be tax deductible.

Internal Revenue Code Section 409A. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2013 Plan (such as restricted stock units). The intent is for the 2013 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.

Internal Revenue Code Section 280G. For certain individuals, if a change in control of the Company causes an award to vest or become newly payable or if the award was granted within one year of a change in control of the Company and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Code Section 280G (generally, this dollar limit is equal to three times the five year historical average of the individual’s annual Company compensation as reported on Form W-2), then the entire amount exceeding the employee’s average annual compensation will be considered to be an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, for which the Company must withhold, and the Company cannot deduct the excess amount from its taxable income.

2013 Plan Benefits

All 2013 Plan awards will be granted at the 2013 Plan Committee’s discretion, subject to the limitations described in the 2013 Plan.

401(k) Plan and Other Retirement Plans

The Company maintains a 401(k) Plan for the benefit of qualified employees (including NEOs) at the Company’s locations in the United States. Each employee who participates in the 401(k) Plan may elect to make salary deferral contributions to the 401(k) Plan up to 100% of the employee’s eligible payroll subject to annual maximum limitations under the Code. The Company may make a discretionary matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll, which initially vests over four years. In addition, the Company may make a discretionary contribution to the entire qualified employee pool, in accordance with the 401(k) Plan. As stipulated by the rules and regulations of the People’s Republic of China, the Company maintains a retirement plan with the local municipal government for the employees in China. The Company is required to make contributions to the retirement plan at a rate between 10% and 22% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, the Company maintains a retirement plan for the employees in Taiwan. The Company makes contributions at a rate of 6% of the employee’s eligible payroll.

Defined Benefit Plan

In connection with the acquisition of Zetex plc, the Company adopted a contributory defined benefit plan that covers certain employees in the United Kingdom. The defined benefit plan is closed to new entrants and frozen with respect to future benefit accruals. The retirement benefit is calculated based on the final average compensation and service of each eligible employee. The Company determined the fair value of the defined benefit plan assets and utilizes an annual measurement date of December 31. At subsequent measurement dates, defined benefit plan assets will be determined based on fair value. Defined benefit plan assets consist primarily of high quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. The net pension and supplemental retirement benefit obligations and the related periodic costs are based on, among other things, assumptions of the discount rate, estimated return on defined benefit plan assets and mortality rates. These obligations and related periodic costs are measured using actuarial techniques and assumptions. The projected unit credit method is the actuarial cost method used to compute the pension liabilities and related expenses.

In 2012, the Company adopted a payment plan that Zetex had in place with the trustees of the defined benefit plan in which the Company will pay approximately £2 million GBP (approximately $3 million based on a USD:GBP exchange rate of 1.6:1) every year from 2012 through 2019. The expected long-term return on defined benefit plan assets was determined based on historical and expected future returns of the various asset classes. The defined benefit plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve its expected long-term return and is currently invested in a variety of funds representing most standard equity and debt security classes. Trustees of the defined benefit plan may make changes at any time.

The Company’s overall defined benefit plan investment strategy is to achieve a mix of investments for long-term growth and for near-term benefit payments with a wide diversification of asset types and fund strategies. The target allocations for defined benefit plan assets are 48% equity securities, 40% corporate bonds and government securities, and 12% to absolute return funds. Equity securities primarily include investments in large-cap and mid-cap companies primarily located in the United Kingdom (U.K.). Fixed income securities include corporate bonds of companies from diversified industries, and U.K. government bonds. The absolute return fund is mainly invested in a mixture of equities and bonds. The defined benefit plan’s trustees appoint fund managers to carry out all the day-to-day functions relating to the management of the fund and its administration. The fund managers must invest their portion of the defined benefit plan’s assets in accordance with their investment manager agreement agreed by the trustees. The trustees are responsible for agreeing these investment manager agreements and for deciding on the portion of the defined benefit plan’s assets that will be invested with each fund manager. When making decisions, the trustees take advice from experts including the defined benefit plan’s actuary and also consult with the Company.

The investment manager agreements require the fund managers to invest in a diverse range of stocks and bonds across each particular asset class. The stocks held by the defined benefit plan in a particular asset class should therefore match closely the underlying stocks in the relevant index. The Company believes that this leads to minimal concentration of risk within each asset class; although it recognizes that some asset classes are inherently more risky than others.

The following table sets forth certain information regarding equity-based awards held by NEOs as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (1)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($) (j)
Keh-Shew Lu (6) (7)	118,125	—	—	11.53	04/14/2015	6,750	(5)	2,043,830	400,000	9,424,000
	118,125	—	—	22.26	05/22/2016	80,000	(6)	—	—	—
	111,000	—	—	24.66	05/31/2017	—		—	—	—
	111,000	—	—	27.95	05/29/2018	—		—	—	—
	110,000	—	—	15.05	05/28/2019	—		—	—	—
	75,000	25,000	—	19.28	05/24/2020	—		—	—	—
	50,000	50,000	—	29.21	05/26/2021	—		—	—	—
	25,000	75,000	—	19,27	05/21/2022
	—	80,000	—	23.35	06/06/2021	—		—	—	—
Richard D. White	15,000	—	—	27.76	07/03/2016	1,950	(2)	593,712	—	—
	15,000	—	—	24.66	05/31/2017	4,000	(3)	—	—	—
	15,000	—	—	27.95	05/29/2018	8,250	(4)	—	—	—
	45,000	—	—	15.05	05/28/2019	11,000	(5)	—	—	—
	29,250	9,750	—	19.28	05/24/2020	—		—	—	—
	19,250	19,500	—	29.21	05/26/2021	—		—	—	—
	9,625	28,875	—	19.27	05/21/2022	—		—	—	—
	—	25,000	—	23.35	06/06/2021	—		—	—	—
Mark A. King	39,900	—	—	8.14	07/14/2014	1,950	(2)	552,482	—	—
	31,614	—	—	15.54	07/12/2015	4,000	(3)	—	—	—
	14,511	—	—	15.54	07/12/2015	7,500	(4)	—	—	—
	27,000	—	—	22.26	05/22/2016	10,000	(5)	—	—	—
	25,500	—	—	24.66	05/31/2017	—		—	—	—
	25,000	—	—	27.95	05/29/2018	—		—	—	—
	45,000	—	—	15.05	05/28/2019	—		—	—	—
	29,250	9,750	—	19.28	05/24/2020	—		—	—	—
	19,250	19,250	—	29.21	05/26/2021	—		—	—	—
	9,650	28,875	—	19.27	05/21/2022	—		—	—	—
	—	23,000	—	23.35	06/06/2021	—		—	—	—
Joseph Liu	50,625	—	—	8.14	07/14/2014	1,400	(2)	—	—	—
	37,361	—	—	15.54	07/12/2015	2,300	(3)	—	—	—
	13,265	—	—	15.54	07/12/2015	4,500	(4)	—	—	—
	30,000	—	—	22.26	05/22/2016	10,000	(5)	—	—	—
	28,500	—	—	24.66	05/31/2017	—		—	—	—
	26,000	—	—	27.95	05/29/2018	—		—	—	—
	40,000	—	—	15.05	05/28/2019	—		—	—	—
	12,750	4,250	—	19.28	05/24/2020	—		—	—	—
	8,500	8,500	—	29.21	05/26/2021	—		—	—	—
	4,250	12,750	—	19.27	05/21/2022	—		—	—	—
	—	10,000	—	23.35	06/06/2022	—		—	—	—
Francis Tang	8,875	—	—	16.53	08/01/2015	1,400	(2)	504,184	—	—
	12,000	—	—	22.26	05/22/2016	3,250	(3)	—	—	—
	9,000	—	—	24.66	05/31/2017	6,750	(4)	—	—	—
	9,000	—	—	27.95	05/29/2018	10,000	(5)	—	—	—
	13,500	—	—	15.05	05/28/2019	—		—	—	—
	12,750	4,250	—	19.28	05/24/2020	—		—	—	—
	85,00	8,500	—	29.21	05/26/2021	—		—	—	—
	4,250	12,750	—	19.27	05/21/2022	—		—	—	—
	—	10,000	—	23.35	06/06/2021	—		—	—	—

(Footnotes continued on following page)

(Footnotes continued from previous page)

(1)	Awards granted prior to May 22, 2006 vest in three equal annual installments on the first three anniversary dates of the date of grant. Equity awards granted on or after May 22, 2006 vest in four equal annual installments on the first four anniversary dates of the date of grant.
(2)	Awards vest in four equal annual installments beginning May 24, 2011.
(3)	Awards vest in four equal annual installments beginning May 26, 2012.
(4)	Awards vest in four equal annual installments beginning May 26, 2013.
(5)	Awards vest in four equal annual installments beginning July 1, 2014.
(6)	An aggregate of 600,000 shares of Common Stock (of which 400,000 shares appear in column (i)) in the form of long-term, performance restricted stock awards have been or will be granted to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015. Each installment would vest only if the Company files with the SEC on Annual Report on Form 10-K for a fiscal year, which Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceed $1 billion (the “Net Sales Target”). Upon the termination of employment, the Company’s obligation to grant any subsequent installment would terminate, and any granted shares would be automatically forfeited and returned to the Company if employment is terminated before the Company achieves the Net Sales Target, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death of Disability. As of the Record Date, no installment of these restricted stock awards have vested. For further discussion on the Net Sales Target, see “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements.”
(7)	Amounts in columns (b) and (c) reflect the downward revision of the number of shares issuable upon exercise of stock options by 122,000, 96,000, 96,000 and 96,000 shares granted pursuant to the 2001 Omnibus Equity Incentive Plan in 2009, 2010, 2011 and 2012, respectively. See note (2) to the stock option table appearing on page 38 under “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made – Equity Awards” above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of RSUs held by NEOs during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keh-Shew Lu	—	—	2,250	52,920
Richard D. White	—	—	8,950	210,056
Mark A. King	—	—	8,700	204,176
Joseph Liu	16,708	346,432	6,300	147,854
Francis Tang	8,000	59,494	6,925	162,554

(1)	Value realized on exercise (or vesting) is calculated by (i) multiplying the number of shares acquired upon exercise (or vesting) by (ii) the difference between the closing price of the Common Stock of the Company on the exercise (or vesting) date and the exercise price, if any, and does not reflect the actual value realized. The actual value realized depends upon the number of shares actually sold by each NEO, if any.

The following table sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	4,454,115	(1)	$18.93	(2)	5,033,012	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	4,454,115		$18.93		5,033,012

(1)	Shares issuable pursuant to outstanding options and awards under the 1993 ISO Plan and the 2001 Omnibus Equity Incentive Plan as of December 31, 2013.
(2)	Weighted average exercise price based on 3,122,682 stock options outstanding.
(3)	Represents shares of Common Stock that may be issued pursuant to future awards under the 2013 Equity Incentive Plan.

Non-qualified Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, which permits the Board and eligible employees, including the NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards until designated future dates, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred are credited with earnings or losses based on the participant’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. Upon termination of an executive, a 100% distribution is made after six months has lapsed. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2013, 2012 or 2011. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions. The Company offsets its obligations under the non-qualified deferred compensation plan by investing in the actual underlying investments. These investments are classified as trading securities and are carried at fair value. At December 31, 2013, these investments totaled approximately $3 million. Gains and losses in these investments are materially offset by corresponding gains and losses in the deferred compensation plan liabilities.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information related to the non-qualified deferred compensation plan for the NEOs:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Keh-Shew Lu	—	—	—	—	6,519
Richard D. White	—	—	180	—	2,099
Mark A. King	271,594	—	12,686	—	284,974
Joseph Liu	—	—	—	—	—
Francis Tang	—	—	17,087	—	298,604

(1)	Contributions are reported as compensation in the last completed fiscal year in either the “Salary” or the “Bonus” column in the Summary Compensation Table depending on the source of the deferral.

Potential Payments Upon Termination or Change in Control

The following discussion sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company. For purposes of this section, certain relevant provisions and terms that are generally applicable and which therefore cover the NEOs are described below:

Dr. Keh-Shew Lu

Payments Upon Termination by the Company Other Than for “Cause” or by the Employee for “Good Reason”

Payments upon termination by the Company other than for “cause” (as defined in Dr. Lu’s employment agreement) or by Dr. Lu for “good reason” (as defined in Dr. Lu’s employment agreement) are governed by his current employment agreement entered into with the Company on September 22, 2009. Dr. Lu’s relationship with the Company is “at will” and may be terminated at the option of either party, for any or no reason whatsoever, with or without cause.

“Cause” means:

•	the willful and continued refusal of the employee to substantially perform his duties in accordance with his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness), insubordination, or material violation of the Company’s policies, in each case after a written demand for substantial performance is delivered to the employee by the Board which specifically identifies the manner in which the Board believes that the employee has not substantially performed such duties, the acts constituting such insubordination, or such violations of the Company’s policies, as the case may be, and the employee shall have had a reasonable opportunity to remedy the same; or

•	the conviction of, or a plea of nolo contendere by, the employee to a felony; or

•	a charge or indictment of a felony, the defense of which renders the employee substantially unable to perform his duties under his employment agreement.

“Good reason” means:

•	a material diminution in employee’s base salary;

•	a material diminution in employee’s authority, duties or responsibilities as contemplated in his employment agreement;

•	a material change in the geographic location at which employee must perform services; or

•	any other action or inaction that constitutes a material breach by the Company of this Agreement.

In the event Dr. Lu’s employment terminated by (a) the Company other than for “cause” (as defined), or (b) him for “good reason” (as defined), (i) the Company shall continue to pay or provide him the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay him any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall provide him continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (iv) all stock-based compensation previously granted to him (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to be governed by the applicable equity award agreements and stock plans.

However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year of his new employment.

Payments Upon Termination by the Company for “Cause” or by the Employee Other Than for “Good Reason”

In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) Dr. Lu other than for “good reason,” (as defined), (i) the Company shall promptly pay to him the annual base salary, prorated through the date of termination and (ii) the Company shall pay him any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of his employment termination.

Payment Upon Termination Due To Death or Disability

Under Dr. Lu’s employment agreement, Dr. Lu is entitled to a life insurance policy with a death benefit in an amount equal to that existing on the date of his employment agreement and/or a disability insurance policy in the maximum insurable amount as defined by such policy. The employment agreement does not provide for a payment to Dr. Lu in the event of termination due to death or disability.

Dr. Lu’s stock award agreement dated September 22, 2009 provides that in the event of his death or Disability (as defined), the shares of Common Stock granted to him in the form of restricted stock awards as Dr. Lu’s long-term, performance incentives under such stock award agreement shall become fully vested on such date of his death or Disability.

The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule.

The 2013 Equity Incentive Plan generally provides if the executive is terminated due to death or Disability (as defined), the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Except as otherwise stated in the 2001 Incentive Plan or in any of Dr. Lu’s equity award agreements, the 2001 Incentive Plan generally provides that, in the event of a change in control, (1) all of Dr. Lu’s stock options then outstanding shall become fully vested and exercisable as of the date of the change in control and shall terminate at such time as specified in his stock option agreements, and (2) all restrictions and conditions of all Restricted Stock Grants (as defined) then outstanding shall be deemed satisfied as of the date of the change in control.

Except as otherwise stated in the 2013 Equity Incentive Plan or in any of Dr. Lu’s equity award agreements, the 2013 Equity Incentive Plan generally provides that, (1) in the event of a change in control and/or the Company is a party to a merger, acquisition, reorganization or similar transaction, outstanding equity awards shall be subject to the merger agreement or other applicable transaction agreement, and (2) in the event of a change in control and there is no assumption, substitution or continuation of equity awards pursuant to a merger, acquisition, reorganization or similar transaction, the Compensation Committee of the Board (the “Compensation Committee”) in its discretion may provide that some or all Dr. Lu’s equity awards shall vest and become exercisable as of immediately before such change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement that accelerated vesting of an equity award will be provided if Dr. Lu’s service is terminated without cause by the Company (or its acquirer) within a specified period of time on or after a change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such equity award shall be reduced (or eliminated) to the extent that such reduction (or eliminated) would, after taking into account any other payments in the nature of compensation to which Dr. Lu would have a right to receive from the Company and any other person contingent upon the occurrence of a change in control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G.

A change in control, as currently defined in both the 2001 Incentive Plan and the 2013 Equity Incentive Plan, means the occurrence of any one (or more) of the following:

•	any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•	a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or

•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

Payment Upon Retirement

Dr. Lu’s employment agreement does not specifically provide for a payment to him in the event of his retirement.

Both the 2013 Equity Incentive Plan and the 2001 Incentive Plan generally provide that upon retirement, the unvested stock options will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

Assuming Dr. Lu’s employment was terminated on December 31, 2013 either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined), he would have received a potential payment and benefits upon such termination equal to $1,338,439, which includes his one-year annual base salary in the amount of $527,000, his one-year annual bonus in the amount of $760,000, his accrued but unused paid time off in the amount of $36,485 and a 18 month health plan in the amount of $14,954. Dr. Lu would also continue to be entitled to exercise his vested stock options with an aggregate value on December 31, 2013 of $2,853,466. However, if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary in the amount of $527,000 received by Dr. Lu shall be reduced by any amount received by him during such one year of his new employment.

Assuming Dr. Lu’s employment was terminated on December 31, 2013 either by the Company for “cause” (as defined) or by him other than for “good reason” (as defined), he would have received a potential payment upon such termination in the amount of $814,727, which includes his one-year annual bonus in the amount of $760,000, and his accrued but unused paid time off in the amount of $54,727. Dr. Lu would continue to be entitled to exercise his vested stock options with a value on December 31, 2013 of $2,853,466.

Assuming Dr. Lu’s employment was terminated due to death or Disability on December 31, 2013, Dr. Lu, or his estate, would have received a $700,000 life insurance benefit in the event of his death or $183,750 disability insurance benefit in the event of his Disability. In the event of his death or Disability, his estate would continue to be entitled to vest his unvested RSUs with a value on December 31, 2013 of $2,489,830 and to vest his unvested stock options with a value on December 31, 2013 of $445,550 and exercise his vested stock options with a value on December 31, 2013 of $2,043,830 using the Company’s closing share price on such date of $23.56. Dr. Lu’s estate would also be entitled to his granted restricted stock awards with a value on December 31, 2013 of $9,424,000.

Assuming Dr. Lu’s employment was terminated due to change in control of the Company on December 31, 2013, Dr. Lu would be entitled to vest his unvested RSUs with a value on December 31, 2013 of $2,043,830 and to vest his unvested stock options with a value on December 31, 2013 of $445,550 and exercise his vested stock options with a value on December 31, 2013 of $2,853,466 using the Company’s closing share price on such date of $23.56. Dr. Lu’s estate would also be entitled to his granted restricted stock awards with a value on December 31, 2013 of $9,424,000.

Assuming Dr. Lu’s employment was terminated due to his retirement on December 31, 2013, Dr. Lu would continue to be entitled to exercise his vested stock options with a value on December 31, 2013 of $2,853,466 using the Company’s closing share price on such date of $23.56.

The foregoing amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to Dr Lu, which amounts would only be known at the time of termination.

Messrs. Joseph Liu and Mark A. King

Payment Upon Termination Without Cause

Payments upon termination without “cause” for Messrs. Liu and King are governed by their current employment agreements entered into with the Company on August 29, 2005. The executive’s relationship with the Company is “at will” and may be terminated at the option of either party, with or without cause.

“Cause” means:

•	the willful and continued refusal of the executive to substantially perform his duties in accordance with his employment agreement, after the Board has provided the executive with written demand for substantial performance and the executive has had reasonable opportunity to remedy it;

•	the conviction of, or a plea of nolo contendere by, the executive to a felony; or

•	a charge or indictment of a felony, the defense of which renders the executive substantially unable to perform his duties under his employment agreement.

In the event employment is terminated by the Company without “cause,” the executive either may (a) commence a one-year paid leave of absence (“LOA”), or (b) forego such LOA and the benefits associated therewith. If the executive chooses to commence the LOA, the potential payments to the executive are as follows:

Payments during the leave of absence. During the LOA, the executive will continue as a full-time employee of the Company, entitled to receive all the benefits provided under his employment agreement, namely: (1) his annual base salary; (2) participation in any executive bonus plan of the Company, pro-rated to the beginning of the LOA; (3) reimbursement for all reasonable and documented business expenses; (4) paid vacation in accordance with the Company’s vacation policy for employees generally; (5) participation in all plans provided to employees in general; (6) a life insurance policy in the amount in effect on the date of the employment agreement; and (7) a disability policy in the maximum insurable amount.

Payments after the leave of absence. At the end of the LOA, neither the Company nor the executive shall have any further duties under his employment agreement, except that (1) the Company shall continue to pay to the executive, or his estate, the annual base salary for one year, and (2) all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof, determined without regard to the termination of employment.

If the executive chooses to forego the LOA and the benefits associated therewith, the vesting of any options, RSAs or RSUs awarded to the executive and his ability to exercise them upon termination will be governed by the terms of the 2013 Equity Incentive Plan and the 2001 Incentive Plan and his equity award agreements. The 2001 Incentive Plan generally provides, that if the executive is terminated for any reason other than death or “permanent disability” (as defined), the award will be exercisable until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for three months after the termination date of the executive.

The 2013 Equity Incentive Plan generally provides if the executive is terminated for any reason other than for Cause (as defined) or death or Disability (as defined), then the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within three months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon Termination With Cause

The employment agreements do not provide for a payment to the executives in the event of termination with cause. Although executives’ employment agreements do not provide for payments to the executives in the event of their termination with cause, executives may exercise their vested stock options, RSUs and/or RSAs in accordance with corresponding stock plans and equity award agreements.

Payment Upon Termination Due To Death or Disability

The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule. The NEOs are also entitled to receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate. The employment agreements do not provide for a payment to the executives in the event of termination due to death or disability.

The 2013 Equity Incentive Plan generally provides if the executive is terminated due to death or Disability (as defined), then the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Upon a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. A change in control, as currently defined in the 2013 Equity Incentive Plan, the 2001 Incentive Plan and the NEO’s current employment agreement, means the occurrence of any one (or more) of the following:

•	any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•	a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or

•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

Payment Upon Retirement

The 2013 Equity Incentive Plan, the 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the stock options will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

Messrs. Richard D. White and Francis Tang

Payment Upon Termination

Because neither Mr. White nor Mr. Tang has an employment agreement with the Company, payments upon termination under any circumstance for either one of them are governed by their respective equity award agreements, the 2013 Equity Incentive Plan, the 2001 Incentive Plan and Company’s general policies for termination of employees as specified in the Company’s Employee Handbook. Please refer to the tables below in this Proxy Statement for further discussion of Mr. White and Mr. Tang’s payments upon termination under any circumstance.

The following table shows the potential payments upon a termination or a change in control of the Company for each of the NEOs assuming each of the NEO’s employment was terminated on December 31, 2013, and assuming that the change in control occurred at December 31, 2013. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments. The Company’s closing share price of $23.56 on December 31, 2013 was utilized for purposes of the below estimates.

Name	Voluntary Termination or Termination With Cause($) (1)	Termination due to Death or Disability ($)(1)(2)	Termination Without Cause ($) (1) (3)	Change in Control ($) (1) (4)
Keh-Shew Lu	814,727	—	1,338,438	11,913,380
Richard D. White	288,231	—	1,360,612	764,566
Mark A. King	216,154	—	1,577,736	722,916
Joseph Liu	241,154	—	1,379,518	503,780
Francis Tang	164,077	—	1,108,261	579,172

(Footnotes continued on following page)

(Footnotes continued from previous page)

(1)	Does not include the following amounts that could be realized upon exercising vested stock options:

Name	Amounts ($)
Keh-Shew Lu	2,853,466
Richard D. White	549,431
Mark A. King	1,569,522
Joseph Liu	1,638,638
Francis Tang	265,649

Amounts assume that all vested stock options as of December 31, 2013 are exercised as of December 31, 2013, and are calculated by multiplying the number of vested stock options by the difference between the exercise price and the closing price of the Company’s Common Stock on December 31, 2013 which was $23.56.

(2)	Such amounts do not include a $700,000 benefit for each NEO paid by the Company’s life insurance policy upon death and do not include the following short- and long-term disability payments for the first year and long-term disability payments for the second year paid by disability insurance policies:

Name	First Year Amounts ($)	Second Year Amounts ($)
Keh-Shew Lu	183,750	180,000
Richard D. White	183,750	180,000
Mark A. King	183,750	180,000
Joseph Liu	183,750	90,000
Francis Tang	179,744	180,000

(3)	The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO’s employment was terminated without “cause” on December 31, 2013. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

Name (f)	Base Salary ($) (a)	Bonus ($) (b)	Paid Vacation ($) (c)	Medical Benefits ($) (d)	Life Insurance, Disability and Death Benefits ($) (e)	Continued Vesting of Share-based Compensation ($)	Total ($)
Keh-Shew Lu	527,000	760,000	36,485	14,954	0	0	1,338,438
Mark A. King	640,000	170,000	30,769	14,051	0	722,916	1,577,736
Joseph Liu	640,000	195,000	30,769	9,969	0	503,780	1,379,518

(a)	For purposes of determining this amount, Dr. Lu would receive his current base salary for one-year following the termination and Mr. King and Mr. Liu would receive their current base salaries during the LOA and the one-year following the LOA. For the LOA, the base salary will be paid over the year, in accordance with the Company’s payroll practices. Payment of the base salary for the one-year following the LOA will be paid in a lump sum.
(b)	Any bonus amount would be prorated based on days employed in 2013 and calculated using actual 2013 results per the criteria in accordance with the Company’s executive bonus plan.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(c)	Reflects the estimated lump sum value of 12-month accrual of paid vacations for NEOs.
(d)	Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans for 18 months for Dr. Lu and during the LOA for Mr. King and Mr. Liu
(e)	Reflects the estimated lump sum value of cost of coverage for life insurance, disability and death benefits to be paid on behalf of the executive during the LOA. Does not include a $700,000 benefit for each NEO employed in the U.S. paid by the Company’s life insurance policy upon death.
(4)	Represents the value of the accelerated vesting of the following shares underlying options, RSAs and RSUs assuming a change in control occurs on December 31, 2013:

Name	Options (#)	RSUs (#)	Restricted Stock Awards (#)(a)
Keh-Shew Lu	230,000	86,750	400,000
Richard D. White	82,875	25,200	—
Mark A. King	80,875	23,450	—
Joseph Liu	35,500	18,200	—
Francis Tang	35,500	21,400	—

(a)	For further detail on Dr. Lu’s restricted stock awards, please see footnote 6 of the table Outstanding Equity Awards at Fiscal Year-End on page 57 of this Proxy Statement.

(f)	Assuming Messrs. Liu and King chose to commence a one-year LOA beginning on January 1, 2014 if their employment was terminated without “cause”, the estimate of the payments and benefits that each would receive are reflected in the above table. Dr. Lu’s employment agreement provided certain payments and benefits without the benefit of LOA if his employment was terminated without “cause.” Because Messrs. Tang and White do not have employment agreement with the Company, no estimate of payments or benefits are reflected in the above table.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Professional services rendered by Moss Adams LLP for 2013 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, consultation on interim financial statements, services related to filings with the SEC, meetings with the Company’s Audit Committee and consultation on various matters relating to accounting and financial reporting. All professional services rendered by Moss Adams LLP during 2013 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For the fiscal years ended December 31, 2013 and 2012, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2013	2012
Audit Fees, including fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.	$965,000	$979,000
Audit-Related Fees, including assurance and related services (including acquisition accounting) that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees of this section.	$222,000	—
Tax Fees, professional services related to income tax.	—	—
All Other Fees, including fees pertaining to resident certification, miscellaneous auditing, tax preparation, professional service outlays business, high level due diligence and audit retirement plan.	—	—

Total	$1,187,000	$979,000

The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee may require the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee is required to specifically pre-approve such additional services before engaging the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to each of its members. Each member must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2015 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2015 annual meeting of stockholders is expected to be held on or about May 27, 2015.

SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company’s 2015 annual meeting must be received by the Secretary of the Company at the Company’s office at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 on or before December 18, 2014, in a form that complies with applicable regulations. If the date of the 2015 annual meeting is advanced or delayed more than 30 days from the date of the 2014 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2015 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2015 annual meeting. Upon any determination that the date of the 2015 annual meeting will be advanced or delayed by more than 30 days from the date of the 2014 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company on or before March 3, 2015, the proxies solicited by the Board for the 2015 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2015 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2015 annual meeting is advanced or delayed more than 30 days from the date of the 2014 annual meeting, then if the stockholder proposal has not been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2015 annual meeting, the proxies will confer the authority set out in the preceding sentence.

Stockholders may suggest candidates for the Board. Stockholders who wish to request that the Governance Committee consider a candidate for election at the 2015 annual meeting should submit information about the candidate to the Governance Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2015 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Governance Committee to evaluate the proposed candidate in light of the criteria described in “Corporate Governance – Nominating Procedures and Criteria and Board Diversity.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting stockholder is eligible to vote at the 2015 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance Committee can make its evaluation.

Advance Notice Requirements

The Company’s Bylaws establish disclosure requirements and other procedures applicable to stockholders intending to bring proposals and nominations before a meeting of stockholders, including informational requirements relating to the stockholder making the proposal or nomination (and the beneficial owner, if any, on whose behalf the proposal or nomination is being made), the proposal, if any, to be brought before the meeting of stockholders, and the nominee, if any, submitted for election to the Company’s Board. The Company’s Bylaws establish a time period in which notice must be delivered to the Company and gives the chairman of the meeting the authority to determine whether such proposal or nomination was properly brought before the meeting. Generally, a stockholder must deliver his or her notice of any proposal or nomination that such stockholder intends to bring before an annual meeting of stockholders no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Additionally, the Amendments require that the stockholder making the proposal or nomination (or a qualified representative of the stockholder) appear at the meeting to present the proposal or nomination.

Pursuant to the Company’s Bylaws on advance notice, assuming the 2014 annual meeting takes place, as scheduled, on May 27, 2014, and by virtue of the 2013 annual meeting of stockholders having been held on May 29, 2013, notices of stockholder proposals or nominations to be presented at the 2014 annual meeting must have been delivered to the Company not later than the close of business on February 28, 2014 and not earlier than the close of business on January 29, 2014. No notices of stockholder proposals or nominations were received by the Company during this period.

Pursuant to the Company’s Bylaws on advance notice, assuming the 2014 annual meeting takes place, as scheduled, on May 27, 2014, notices of stockholder proposals or nominations to be presented at the 2015 annual meeting must be delivered to the Company not later than the close of business on February 26, 2015 and not earlier than the close of business on January 27, 2015.

ANNUAL REPORT AND FORM 10-K

The Company’s annual report to stockholders for the year ended December 31, 2013 accompanies or has preceded this proxy statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2013, 2012 and 2011.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2013 BY WRITING TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 4949 HEDGCOXE ROAD, SUITE 200, PLANO, TEXAS 75024, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.

Dated at Plano, Texas, this 17th day of April, 2014.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,

Secretary

MEETING MAP AND DRIVING DIRECTIONS

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

T: 972-987-3900

F: 972-731-3510

Directions:

From Dallas/Ft. Worth International Airport (DFW):

Take Highway 121 Sam Rayburn Tollway (SRT) north for approximately 20 miles.

Exit Preston Drive (Texas 289 South) and turn right on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From Dallas Love Field Airport:

Turn left (east) on Mockingbird Lane and enter the Dallas North Tollway north for approximately 15 miles.

Exit Legacy Drive and turn right.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the North

Take North Dallas Tollway southbound.

Exit at Legacy Drive and turn left.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the East

Take Highway 121 Sam Rayburn Tollway (SRT) south.

Exit Preston Drive (Texas 289 South) and turn left on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

Diodes Incorporated Annual Meeting of Stockholders
Date:	May 27, 2014
Time:	10:00 a.m., Central Time
Place:	4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024

Please make your marks like this: ☒ Use dark black pencil or pen only The Board of Directors Recommends that you vote FOR the following:

1:	Election of Directors	For		Withhold	Directors Recommend i
	01 C.H. Chen	☐		☐	For
	02 Michael R. Giordano	☐		☐	For
	03 L.P. Hsu	☐		☐	For
	04 Keh-Shew Lu	☐		☐	For
	05 Raymond Soong	☐		☐	For
	06 John M. Stich	☐		☐	For
	07 Michael K.C. Tsai	☐		☐	For
The Board of Directors recommends that you vote FOR the following proposals:
		For	Against	Abstain
2:	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐	For
3:

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

		☐	☐	☐	For
To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.
	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
	Please indicate if you plan to attend this meeting.			☐ ☐ Yes No
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Diodes Incorporated

Annual Meeting of Stockholders

May 27, 2014 10:00 a.m. (Central Time)

This proxy is solicited by the Board of Directors

VOTE BY:

INTERNET		TELEPHONE
Go To		855-686-4804
www.proxypush.com/diod
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
All votes must be received by 11:59 P.M., Eastern Time, May 26, 2014.
PROXY TABULATOR FOR DIODES INCORPORATED P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

MEETING MAP AND DRIVING DIRECTIONS

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

T: 972-987-3900

F: 972-731-3510

Directions:

From Dallas/Ft. Worth International Airport (DFW):

Take Highway 121 Sam Rayburn Tollway (SRT) north for approximately 20 miles.

Exit Preston Drive (Texas 289 South) and turn right on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From Dallas Love Field Airport:

Turn left (east) on Mockingbird Lane and enter the Dallas North Tollway north for approximately 15 miles.

Exit Legacy Drive and turn right.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the North

Take North Dallas Tollway southbound.

Exit at Legacy Drive and turn left.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road

From the East

Take Highway 121 Sam Rayburn Tollway (SRT) south.

Exit Preston Drive (Texas 289 South) and turn left on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

Important Notice Regarding the Available of Proxy Materials for the Annual Meeting of Stockholders:

The Notice, the Proxy Statement and the Annual Report are available at www.proxydocs.com/diod.

Diodes Incorporated

Annual Meeting of Stockholders

May 27, 2014 10:00 a.m. (Central Time)

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Diodes Incorporated (the “Company”) hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the annual meeting of stockholders of the Company (the “Meeting”) to be held on Tuesday, May 27, 2014, at the Company’s executive offices, located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024, at 10:00 a.m. (Central Time), and hereby nominates, constitutes and appoints Keh-Shew Lu and Richard D. White, and each of them, the attorneys, agents and proxies of the undersigned, each with full power of substitute, to vote all stock of the Company which the undersigned is entitled to vote at the Meeting, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTER AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. ABSENT SPECIFIC INSTRUCTIONS TO THE CONTRARY BY THE UNDERSIGNED WITH RESPECT TO CUMULATIVE VOTING, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE FULL DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED BY A PROPERLY SIGNED AND RETURNED PROXY CARD CUMULATIVELY FOR ALL OR LESS THAN ALL OF SUCH NOMINEES LISTED AND TO ALLOCATE SUCH VOTES AMONG ALL OR LESS THAN ALL SUCH NOMINEES (OTHER THAN NOMINEES FOR WHOM INSTRUCTIONS HAVE BEEN GIVEN TO WITHHOLD AUTHORITY) IN THE MANNER AS THE BOARD OF DIRECTORS SHALL RECOMMEND OR OTHERWISE IN THE PROXIES’ DISCRETION.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)